Exhibit 99.2
INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Fortegra Financial Corporation
Jacksonville, Florida

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Fortegra Financial Corporation and its subsidiaries which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fortegra Financial Corporation and its subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ McGladrey LLP

Jacksonville, Florida
March 17, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Fortegra Financial Corporation

We have audited the consolidated balance sheet as of December 31, 2012 and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the years ended December 31, 2012 and 2011 of Fortegra Financial Corporation (“the Company”). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fortegra Financial Corporation as of December 31, 2012 and the consolidated results of its operations and cash flows for the years ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Johnson Lambert LLP

Jacksonville, Florida
March 29, 2013 (except for Note 9, as to which is dated March 14, 2014)

FORTEGRA FINANCIAL CORPORATION
 CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands, Except Share and Per Share Amounts)

	At December 31,
	2013	2012
Assets:
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost of $133,288 at December 31, 2013 and $107,095 at December 31, 2012)	$131,751	$110,641
Equity securities available-for-sale, at fair value (cost of $7,081 at December 31, 2013 and $6,082 at December 31, 2012)	6,198	6,220
Short-term investments	871	1,222
Total investments	138,820	118,083
Cash and cash equivalents	21,681	15,209
Restricted cash	17,293	31,142
Accrued investment income	1,175	1,235
Notes receivable, net	11,920	11,290
Accounts and premiums receivable, net	18,702	27,302
Other receivables	33,409	13,393
Reinsurance receivables	215,084	203,988
Deferred acquisition costs	78,042	59,320
Property and equipment, net	14,332	17,900
Goodwill	73,701	127,679
Other intangible assets, net	49,173	70,310
Income taxes receivable	—	2,919
Other assets	6,307	7,667
Assets of discontinued operations	791	—
Total assets	$680,430	$707,437

Liabilities:
Unpaid claims	$34,732	$33,007
Unearned premiums	256,380	235,900
Policyholder account balances	23,486	26,023
Accrued expenses, accounts payable and other liabilities	53,035	58,660
Income taxes payable	2,842	—
Deferred revenue	76,927	55,043
Notes payable	3,273	89,438
Preferred trust securities	35,000	35,000
Deferred income taxes, net	19,659	28,651
Liabilities of discontinued operations	8,603	—
Total liabilities	513,937	561,722
Commitments and Contingencies (Note 25)

Stockholders' Equity:
Preferred stock, par value $0.01; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 150,000,000 shares authorized; 20,912,853 and 20,710,370 shares issued at December 31, 2013 and 2012, respectively, including shares in treasury	209	207
Treasury stock, at cost; 1,224,182 shares and 1,024,212 shares at December 31, 2013 and 2012, respectively	(8,014)	(6,651)
Additional paid-in capital	99,398	97,641
Accumulated other comprehensive loss, net of tax	(3,665)	(631)
Retained earnings	72,532	49,817
Stockholders' equity before non-controlling interests	160,460	140,383
Non-controlling interests	6,033	5,332
Total stockholders' equity	166,493	145,715
Total liabilities and stockholders' equity	$680,430	$707,437

See accompanying Notes to Consolidated Financial Statements.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands, Except Share and Per Share Amounts)

	For the Years Ended December 31,
	2013	2012	2011
Revenues:
Service and administrative fees	$172,427	$90,550	$94,464
Ceding commissions	32,824	34,825	29,495
Net investment income	3,050	3,067	3,368
Net realized investment gains	2,043	3	4,193
Net earned premium	136,787	127,625	115,503
Other income	736	269	170
Total revenues	347,867	256,339	247,193

Expenses:
Net losses and loss adjustment expenses	41,567	40,219	37,949
Member benefit claims	46,019	4,642	4,409
Commissions	154,606	128,741	126,918
Personnel costs	39,487	28,475	26,021
Other operating expenses	35,117	24,233	23,739
Depreciation and amortization	4,858	3,275	2,662
Amortization of intangibles	5,527	2,742	2,819
Interest expense	3,621	4,334	4,690
(Gain) Loss on sale of subsidiary	(402)	—	477
Total expenses	330,400	236,661	229,684
Income from continuing operations before income taxes	17,467	19,678	17,509
Income taxes - continuing operations	5,660	6,716	5,947
Income from continuing operations before non-controlling interests	11,807	12,962	11,562
Discontinued operations:
Income from discontinued operations - net of tax	3,546	2,275	1,777
Gain on sale of discontinued operations - net of tax	8,844	—	—
Discontinued operations - net of tax	12,390	2,275	1,777
Net income before non-controlling interests	24,197	15,237	13,339
Less: net income (loss) attributable to non-controlling interests	1,482	72	(170)
Net income attributable to Fortegra Financial Corporation	$22,715	$15,165	$13,509

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.53	$0.65	$0.57
Discontinued operations - net of tax	0.64	0.12	0.09
Net income attributable to Fortegra Financial Corporation	$1.17	$0.77	$0.66

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.50	$0.63	$0.55
Discontinued operations - net of tax	0.61	0.11	0.09
Net income attributable to Fortegra Financial Corporation	$1.11	$0.74	$0.64

Weighted average common shares outstanding:
Basic	19,477,802	19,655,492	20,352,027
Diluted	20,482,652	20,600,362	21,265,801

See accompanying Notes to Consolidated Financial Statements.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(All Amounts in Thousands)

	For the Years Ended December 31,
	2013	2012	2011
Net income attributable to Fortegra Financial Corporation	$22,715	$15,165	$13,509

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on available-for-sale securities:
Unrealized holding (losses) gains arising during the period	(4,061)	2,473	1,568
Related tax benefit (expense)	1,421	(865)	(550)
Reclassification of (gains) included in net income	(2,043)	(3)	(4,193)
Related tax expense	715	1	1,468
Unrealized (losses) gains on available-for-sale securities, net of tax	(3,968)	1,606	(1,707)

Interest rate swap:
Unrealized gain (loss) on interest rate swap	277	(1,007)	(3,601)
Related tax (expense) benefit	(97)	352	1,260
Reclassification of losses included in net income	1,132	270	—
Related tax benefit	(396)	(94)	—
Unrealized gain (loss) on interest rate swap, net of tax	916	(479)	(2,341)
Other comprehensive (loss) income before non-controlling interests, net of tax	(3,052)	1,127	(4,048)
Less: comprehensive (loss) income attributable to non-controlling interests	(18)	4	(1)
Other comprehensive (loss) income	(3,034)	1,123	(4,047)
Comprehensive income attributable to Fortegra Financial Corporation	$19,681	$16,288	$9,462

See accompanying Notes to Consolidated Financial Statements.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(All Amounts in Thousands, Except Share Amounts)

	Common Stock		Treasury Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non-controlling Interests	Total Stockholders' Equity
Balance, December 31, 2010	20,256,735	$203	(44,578)	$(176)	$95,556	$2,293	$21,143	$682	#VALUE!
Net income (loss)	—	—	—	—	—	—	13,509	(170)	13,339
Other comprehensive loss	—	—	—	—	—	(4,047)	—	(1)	(4,048)
Stock-based compensation	—	—	—	—	763	—	—	—	763
Shares issued for the Employee Stock Purchase Plan	10,167	—	—	—	58	—	—	—	58
Treasury stock purchased	—	—	(471,554)	(2,552)	—	—	—	—	(2,552)
Options exercised, net of forfeitures	294,426	3	—	—	648	—	—	—	651
Initial public offering costs	—	—	—	—	(826)	—	—	—	(826)
Balance, December 31, 2011	20,561,328	$206	(516,132)	$(2,728)	$96,199	$(1,754)	$34,652	$511	$127,086
Net income	—	—	—	—	—	—	15,165	72	15,237
Other comprehensive income	—	—	—	—	—	1,123	—	4	1,127
Stock-based compensation	87,011	1	—	—	1,043	—	—	—	1,044
Direct stock awards to employees	6,020	—	—	—	49	—	—		49
Shares issued for the Employee Stock Purchase Plan	53,511	—	—	—	330				330
Treasury stock purchased	—	—	(508,080)	(3,923)	—	—	—	—	(3,923)
Options exercised, net of forfeitures	2,500	—	—	—	20	—	—	—	20
Non-controlling interest attributable to ProtectCELL acquisition	—	—	—	—	—	—	—	4,745	4,745
Balance, December 31, 2012	20,710,370	$207	(1,024,212)	$(6,651)	$97,641	$(631)	$49,817	$5,332	$145,715
Net income	—	—	—	—	—	—	22,715	1,482	24,197
Other comprehensive loss	—	—	—	—	—	(3,034)	—	(18)	(3,052)
Dividends paid to non-controlling interests	—	—	—	—	—	—	—	(43)	(43)
Distributions to non-controlling interest partners	—	—	—	—	—	—	—	(720)	(720)
Stock-based compensation	130,784	1	—	—	1,329	—	—	—	1,330
Direct stock awards to employees	4,113	—	—	—	31	—	—	—	31
Shares issued for the Employee Stock Purchase Plan	61,336	1	—	—	357	—	—	—	358
Treasury stock purchased, net of issuances	—	—	(199,970)	(1,363)	(9)	—	—	—	(1,372)
Options exercised, net of forfeitures	6,250	—	—	—	49	—	—	—	49
Balance, December 31, 2013	20,912,853	$209	(1,224,182)	$(8,014)	$99,398	$(3,665)	$72,532	$6,033	$166,493

See accompanying Notes to Consolidated Financial Statements.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)

	For the Years Ended December 31,
	2013	2012	2011
Operating Activities
Net income	$22,715	$15,165	$13,509
Adjustments to reconcile net income to net cash flows provided by operating activities:
Change in deferred acquisition costs	(18,722)	(3,692)	3,908
Depreciation and amortization	12,930	8,886	8,029
Deferred income tax (benefit) expense - continuing operations	(2,318)	2,444	1,150
Deferred income tax expense - discontinued operations	428	1,808	571
Net realized investment gains	(2,043)	(3)	(4,193)
Gain on sale of discontinued operations, net of tax	(8,844)	—	—
(Gain) loss on sale of subsidiary	(402)	—	477
Stock-based compensation expense	1,330	1,044	763
Direct stock awards to employees	31	49	—
Amortization of premiums and accretion of discounts on investments	1,496	1,283	609
Non-controlling interests	1,482	72	(170)
Change in allowance for doubtful accounts	(46)	(90)	(31)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Accrued investment income	78	(306)	(16)
Accounts and premiums receivable, net	(8,338)	(4,933)	(898)
Other receivables	(19,997)	(4,139)	(1,769)
Reinsurance receivables	(10,896)	(9,248)	(5,181)
Income taxes receivable	2,874	(3,628)	818
Other assets	1,203	865	(389)
Unpaid claims	1,525	248	(315)
Unearned premiums	20,480	7,971	14,373
Policyholder account balances	(2,537)	(2,017)	(45)
Accrued expenses, accounts payable and other liabilities	22,758	20,190	(14,909)
Income taxes payable	2,802	(1,344)	1,344
Deferred revenue	22,469	1,363	(6,469)
Net cash flows provided by operating activities	40,458	31,988	11,166
Investing activities
Proceeds from maturities, calls and prepayments of available-for-sale investments	10,297	11,138	9,691
Proceeds from sales of available-for-sale investments	54,663	8,364	62,300
Net change in short-term investments	351	100	100
Purchases of available-for-sale investments	(90,849)	(40,445)	(62,147)
Purchases of property and equipment	(3,268)	(5,830)	(6,280)
Net paid for acquisitions of subsidiaries, net of cash received	(3,112)	(21,820)	(49,873)
Sale of subsidiaries, net of cash received (paid)	83,975	—	(153)
Net issuance of notes receivable	(6,765)	(1,346)	(975)
Net proceeds from related party note receivable	6,135	—	—
Change in restricted cash, net of restricted cash received (paid) from acquisitions and divestitures	2,683	(9,452)	1,542
Net cash flows provided by (used in) investing activities	54,110	(59,291)	(45,795)
Financing activities
Payments on notes payable	(101,938)	(130,450)	(74,263)
Proceeds from notes payable	15,773	146,888	110,550
Capitalized closing costs for notes payable	(202)	(1,692)	—
Payments for initial public offering costs	—	—	(826)
Payments on redeemable preferred stock	—	—	(11,040)
Net proceeds from exercise of stock options	49	20	607
Excess tax benefits from stock-based compensation	—	—	45
Purchase of treasury stock	(1,372)	(3,923)	(2,552)
Net proceeds received from stock issued in the Employee Stock Purchase Plan	357	330	58
Distributions to non-controlling interest partners	(720)	—	—
Dividends paid to non-controlling interests	(43)	—	—
Net cash flows (used in) provided by financing activities	(88,096)	11,173	22,579
Net increase (decrease) in cash and cash equivalents	6,472	(16,130)	(12,050)
Cash and cash equivalents, beginning of period	15,209	31,339	43,389
Cash and cash equivalents, end of period	$21,681	$15,209	$31,339

Supplemental disclosures of cash payments for:
Interest	$5,493	$5,292	$6,184
Income taxes	3,877	8,684	3,451
Non-cash investing activities
Non-cash consideration received from the sale of subsidiary	$—	$—	$1,143

See accompanying Notes to Consolidated Financial Statements.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Nature of Operations

Fortegra Financial Corporation (references in this Exhibit 99.2 to "Fortegra Financial," "Fortegra," "we," "us," "the Company" or similar terms refer to Fortegra Financial Corporation and its subsidiaries), traded on the New York Stock Exchange under the symbol: FRF, is an insurance services company headquartered in Jacksonville, Florida. Fortegra offers a wide array of revenue enhancing products, including payment protection products, motor club memberships, service contracts, device and warranty services, and administration services, to our business partners, including insurance companies, retailers, dealers, insurance brokers and agents and financial services companies. In 2008, the Company changed its name from Life of the South Corporation to Fortegra Financial Corporation. The Company was incorporated in 1981 in the State of Georgia and re-incorporated in the State of Delaware in 2010. Most of the Company's business is generated through networks of small to mid-sized community and regional banks, small loan companies, independent wireless retailers and automobile dealerships. The Company's subsidiaries (100% direct or indirect ownership, unless otherwise noted below) at December 31, 2013, are as follows:

•	4Warranty Corporation ("4Warranty")

•	Auto Knight Motor Club, Inc. ("Auto Knight")

•	Continental Car Club, Inc. ("Continental")

•	CRC Reassurance Company, Ltd. ("CRC") *

•	Digital Leash, LLC, d/b/a ProtectCELL ("ProtectCELL"), 62.4% owned

•	Insurance Company of the South ("ICOTS") *

•	Life of the South Insurance Company ("LOTS") * and its subsidiary, Bankers Life of Louisiana ("Bankers Life") *

•	LOTS Intermediate Co. ("LOTS IM")

•	LOTS Reassurance Company ("LOTS RE") *

•	LOTSolutions, Inc.

•	Lyndon Southern Insurance Company ("Lyndon Southern") *

•	Pacific Benefits Group Northwest, LLC ("PBG")

•	Response Indemnity Company of California ("RICC") *

•	South Bay Acceptance Corporation ("South Bay")

•	South Bay Financial Services, LLC ("SBFS")

•	Southern Financial Life Insurance Company ("SFLAC"), 85.0% owned *

•	United Motor Club of America, Inc. ("United")

* = Insurance company subsidiary

1. Basis of Presentation

These Consolidated Financial Statements reflect the consolidated financial statements of Fortegra Financial Corporation and its subsidiaries. The accompanying Consolidated Financial Statements of Fortegra have been prepared in conformity with generally accepted accounting principles in the United States of America ("U.S. GAAP") promulgated by the Financial Accounting Standards Board ("FASB") and the Accounting Standards Codification ("ASC").

2. Summary of Significant Accounting Policies

The following is a summary of significant accounting policies followed in the preparation of the Consolidated Financial Statements:

Principles of Consolidation
The Consolidated Financial Statements include the accounts of Fortegra Financial Corporation and its majority-owned and controlled subsidiaries. All material intercompany account balances and transactions have been eliminated.

Non-Controlling Interests
The third-party ownership of the common stock of SFLAC and of the ownership interests of ProtectCELL, which is treated as a partnership for income tax purposes, have been reflected as non-controlling interests on the Consolidated Balance Sheets. The following table shows the amount outstanding and the percentage of non-controlling interest by entity:

	At December 31,
	2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent
ProtectCELL	$5,471	37.6%	$4,745	37.6%	$—	—%
SFLAC	562	15.0%	587	15.0%	511	15.0%
Total non-controlling interests	$6,033		$5,332		$511

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Income (loss) attributable to these non-controlling interests has been reflected on the Consolidated Statements of Income as net income (loss) attributable to non-controlling interests and on the Consolidated Statements of Comprehensive Income as comprehensive income (loss) attributable to non-controlling interests.

Certain changes to the Consolidated Balance Sheet amounts for December 31, 2012 have been made in accordance with accounting for business combinations, to reflect the retrospective final valuation adjustments made to the fair values of acquired net assets and the non-controlling interests of ProtectCELL. Please see the Note, "Business Acquisitions," for more information on the final valuation adjustments.

Reportable Segment
The Company reports operating results and financial data in one operating and one reportable segment, Protection Products and Services. Prior to the fourth quarter of 2013, the Company operated in three business segments: (i) Payment Protection, (ii) Business Process Outsourcing and (iii) Brokerage. In connection with the Company's decision to dispose of Bliss and Glennon, Inc. ("Bliss and Glennon") and eReinsure.com, Inc. ("eReinsure") in the fourth quarter of 2013, the Company realigned its reporting structure, to manage its business as a single profit center. Accordingly, we now have one reportable segment. This change is consistent with the Chief Operating Decision Maker's approach to managing the business and related resources. The Company has determined that it's Chief Executive Officer is the Chief Operating Decision Maker. The financial results of the Company's single segment are equal to the net income from continuing operations reported in the Consolidated Statements of Income for all periods presented.

Discontinued Operations
The results of operations of a business of the Company that either has been disposed of or is classified as held-for-sale are reported in discontinued operations if: 1) the operations and cash flows of the component have been or will be eliminated from the ongoing operations of the Company as a result of the disposal transaction and 2) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. The Company presents the operations of business(es) that meet the criteria for reporting as discontinued operations, and retrospectively reclassifies operating results for all prior periods presented.

On December 31, 2013, the Company completed the sale of its 100% ownership of Bliss and Glennon and eReinsure, and recognized a gain related to the sale of these businesses in the line "Gain on sale of discontinued operations - net of tax" in the Consolidated Statements of Income for the year ended December 31, 2013. The operating results of these businesses are reported in the line "Income from discontinued operations - net of tax" in the Consolidated Statements of Income for all periods presented. In accordance with accounting guidance, the Company has elected to not separately disclose the cash flows related to the Bliss and Glennon and eReinsure discontinued operations.

In addition, certain assets and liabilities associated with the disposition of Bliss and Glennon and eReinsure that are still subject to final settlement have been reclassified into the line items "Assets of discontinued operations" and "Liabilities of discontinued operations," in the Consolidated Balance Sheet at December 31, 2013. See the Note, "Divestitures," for more information on discontinued operations.

Comprehensive Income (Loss)
Comprehensive income (loss) includes net income and other items of comprehensive income. These other items are generally comprised of unrealized gains and losses on investment securities classified as available-for-sale and unrealized gains and losses on the interest rate swap, net of the related tax effects.

Use of Estimates
Preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications and Revision of Previously Issued Consolidated Financial Statements
Certain items in prior consolidated financial statements have been reclassified to conform to the current presentation, which had no impact on net income, comprehensive income or loss, net cash provided by operating activities or stockholders' equity.

Change in Accounting Estimate - Unearned Premium Reserves
Prior to September 30, 2012, the Company's method of estimating unearned premium reserves in relation to the loss patterns and the related recognition of income for certain types of credit property and vendor single interest payment protection products was based on the pro-rata method.  The use of the pro-rata method was based on the best information available at the time the Company's financial statements were prepared.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

During 2011 and 2012, the Company had increased the volume of business related to these product types, thereby increasing the volume of policy and claims data specific to those product types. During the three months ended September 30, 2012, the Company determined it had accumulated a sufficient volume of policy and claims data to be able to perform an actuarial analysis in order to determine the preferable estimation approach. As a result of the analysis of the additional data, the Company gained better insight into its product loss patterns, resulting in improved judgment and estimation to more accurately calculate the unearned premium reserves and the associated recognition of income. Upon completion of the analysis, Management determined that the Rule of 78's applied on a daily basis provides a more accurate representation of historical loss patterns and the recognition of the related income for these products; as such, the estimation method was changed. The change in approach has been accounted for as a change in accounting estimate that is effected by a change in accounting principle and is justifiable in that it is the preferable approach for income recognition based on the Company's actuarial study.  This change in accounting estimate was applied prospectively. Summarized below is the effect of the change in accounting estimate on the Consolidated Statement of Income for the following period:

For the Nine Months Ended
September 30, 2012
Revenues:
Net earned premium	$1,845
Ceding commissions	2,135
Net increase to total revenues from the change in accounting estimate	3,980
Expenses:
Commissions	2,739
Other operating expenses	(268)
Net increase to total expenses from the change in accounting estimate	2,471
Net increase to income before income taxes from the change in accounting estimate	1,509
Income taxes	533
Net increase to net income from the change in accounting estimate	$976

Increase to earnings per share from the change in accounting estimate:
Basic	$0.05
Diluted	$0.05

Subsequent Events
The Company reviewed all material events subsequent to December 31, 2013 that occurred up to the date the Company's Consolidated Financial Statements were issued to determine whether any event required recognition or disclosure in these Consolidated Financial Statements and/or disclosure in the notes thereto. For more information, please see the Note, "Subsequent Events."

Fair Value
Fair value is defined in the ASC as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The ASC established a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the assets or liabilities fall within different levels of the hierarchy, the classification is based on the lowest level input that is significant to the fair value measurement of the asset or liability. Classification of assets and liabilities within the hierarchy considers the markets in which the assets and liabilities are traded and the reliability and transparency of the assumptions used to determine fair value. The hierarchy requires the use of observable market data when available. The levels of the hierarchy and those investments included in each are as follows:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities traded in active markets.
Level 2 - Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market-corroborated inputs.
Level 3 - Inputs to the valuation methodology are unobservable for the asset or liability and are significant to the fair value measurement. These unobservable inputs are derived from the Company's internal calculations, estimates and assumptions and require significant management judgment or estimation.

The Company's policy is to recognize transfers between levels as of the actual date of the event or change in circumstances that caused the transfer.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents and restricted cash: The estimated fair value of cash and cash equivalents and restricted cash approximates their carrying value.

Fixed maturity securities: Fair values were obtained from market value quotations provided by an independent pricing service.

Equity securities: The fair values of publicly traded common and preferred stocks were obtained from market value quotations provided by an independent pricing service. The fair values of non-publicly traded common and preferred stocks were based on prices obtained from an independent pricing service.

Notes receivable: The carrying amounts approximate fair value because the interest rates charged approximate current market rates for similar credit risks. These values are net of allowance for doubtful accounts.

Accounts and premiums receivable, net, and other receivables: The carrying amounts approximate fair value since no interest rate is charged on these short duration assets.

Short-term investments: The carrying amounts approximate fair value because of the short maturities of these instruments.

Notes payable and preferred trust securities: The carrying amounts approximate fair value because the applicable interest rates approximate current rates offered to the Company for similar instruments.

Interest rate swap: The fair value of the interest rate swap is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the interest rate swap. This analysis reflects the contractual terms of the interest rate swap, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

The estimated fair values presented for the Company's investment portfolio are based on prices provided by an independent pricing service and a third party investment manager. The prices provided by these services are based on quoted market prices, when available, non-binding broker quotes, or matrix pricing. The independent pricing service and the third party investment manager provide a single price or quote per security. The Company obtains an understanding of the methods, models and inputs used by the independent pricing service and the third party investment manager, and has controls in place to validate that the amounts provided represent fair values.

Revenue Recognition
The Company's revenues are primarily derived from service and administrative fees, ceding commissions, net investment income and net earned premium.

Service and Administrative Fees
The Company earns service and administrative fees from a variety of activities. Such fees are typically positively correlated with transaction volume and are recognized as revenue as they become both realized and earned.

 Service Fees. Service fee revenue is recognized as the services are performed. These services include fulfillment, software development, and claims handling for our customers. Collateral tracking fee income is recognized when the service is performed and billed. Management reviews the financial results under each significant contract on a monthly basis. Any losses that may occur due to a specific contract would be recognized in the period in which the loss is determined probable. During the years ended December 31, 2013, 2012 and 2011, the Company has not incurred a loss with respect to a specific significant service fee contract.

Administrative Fees. Administrative fee revenue includes the administration of credit insurance, debt cancellation programs, motor club programs, and warranty programs. Related administrative fee revenue is recognized consistent with the earnings recognition pattern of the underlying insurance policies, debt cancellation contracts and motor club memberships being administered, using Rule of 78's, modified Rule of 78's, pro rata, or other methods as appropriate for the contract. Management selects the appropriate method based on available information, and periodically reviews the selections as additional information becomes available.

Ceding Commissions
Ceding commissions earned under coinsurance agreements are based on contractual formulas that take into account, in part, underwriting performance and investment returns experienced by the assuming companies. As experience changes, adjustments to the ceding commissions are reflected in the period incurred and are based on the claim experience of the related policy.  The adjustment is calculated by adding the earned premium and investment income from the assets held in trust for the Company's benefit less earned commissions, incurred claims and the reinsurer's fee for the coverage.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Net Investment Income
The Company earns net investment income from interest and dividends received from the investment portfolio, less portfolio management expenses and interest earned on cash accounts and notes receivable. Investment income also includes any amortization of premiums and accretion of discounts on securities acquired at other than par value.

Net Earned Premium
Net earned premium is from direct and assumed earned premium consisting of revenue generated from the direct sale of payment protection insurance policies by the Company's distributors and premiums written for payment protection insurance policies by another carrier and assumed by the Company. Whether direct or assumed, the premium is earned over the life of the respective policy using methods appropriate to the pattern of losses for the type of business. Methods used include the Rule of 78's, pro rata, and other actuarial methods. Management selects the appropriate method based on available information, and periodically reviews the selections as additional information becomes available. Direct and assumed premiums are offset by premiums ceded to the Company's reinsurers, including producer owned reinsurance companies ("PORCs"), earned in the same manner. The amount ceded is proportional to the amount of risk assumed by the reinsurer.

Net Losses and Loss Adjustment Expenses
Net losses and loss adjustment expenses include actual claims paid and the change in unpaid claim reserves, net of amounts ceded. Incurred claims are impacted by loss frequency, which is the measure of the number of claims per unit of insured exposure, and loss severity, which is based on the average size of claims. Factors affecting loss frequency and loss severity include changes in claims reporting patterns, claims settlement patterns, judicial decisions, legislation, economic conditions, morbidity patterns and the attitudes of claimants towards settlements.

Actual claims paid are claims payments made to the policyholder or beneficiary during the accounting period. The change in unpaid claim reserve is an increase or reduction to the unpaid claim reserve in the accounting period to maintain the unpaid claim reserve at the levels evaluated by our actuaries.

Unpaid claims are reserve estimates that are established in accordance with U.S. GAAP using generally accepted actuarial methods. Credit life and AD&D unpaid claims reserves include claims in the course of settlement and incurred but not reported ("IBNR"). Credit disability unpaid claims reserves also include continuing claim reserves for open disability claims. For all other product lines, unpaid claims reserves are bulk reserves and are entirely IBNR. The Company uses a number of algorithms in establishing its unpaid claims reserves. These algorithms are used to calculate unpaid claims as a function of paid losses, earned premium, target loss ratios, in-force amounts, unearned premium reserves, industry recognized morbidity tables or a combination of these factors.

In arriving at the unpaid claims reserves, the Company conducts an actuarial analysis on a basis gross of reinsurance. The same estimates used as a basis in calculating the gross unpaid claims reserves are then used as the basis for calculating the net unpaid claims reserves, which take into account the impact of reinsurance. Anticipated future loss development patterns form a key assumption underlying these analyses. Our claims are generally reported and settled quickly, resulting in consistent historical loss development patterns. From the anticipated loss development patterns, a variety of actuarial loss projection techniques are employed, such as the chain ladder method, the Bornhuetter-Ferguson method and expected loss ratio method.

The unpaid claims reserves represent the Company's best estimates, generally involving actuarial projections at a given time. Actual claim costs are dependent upon a number of complex factors such as changes in doctrines of legal liabilities and damage awards. These factors are not directly quantifiable, particularly on a prospective basis. The Company periodically reviews and updates its methods of making such unpaid claims reserve estimates and establishing the related liabilities based on our actual experience. The Company has not made any changes to its methodologies for determining unpaid claims reserves in the periods presented.

Member Benefit Claims
Member benefit claims represent claims paid on behalf of contract holders directly to third party providers for roadside assistance and for the repair or replacement of covered products.  Claims can also be paid directly to contract holders as a reimbursement payment, provided supporting documentation of loss is submitted to the Company.  Claims are recognized as expense when incurred.

Investments
Both fixed maturity securities and equity securities are classified as available-for-sale and carried at fair value with unrealized gains and losses reflected in other comprehensive income, net of tax. The cost of investments sold and any resulting gain or loss is based on the specific identification method and is recognized as of the trade date.

The Company conducts a quarterly review of all fixed maturity and equity securities with fair values less than their cost basis or amortized cost to determine if the decline in the fair value is other-than-temporary. In estimating other-than-temporary impairment ("OTTI") losses, the Company considers the following factors in assessing OTTI for fixed maturity and equity securities:

•	the length of time and the extent to which fair value has been less than cost;

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

•	the Company's intent and ability to hold the investment for a sufficient period to allow for any anticipated recovery in fair value;

•
evidence supporting that the decline is not other-than-temporary. Supporting evidence could include a recovery in the investment's fair value subsequent to the date of the statement of financial position, a return of the investee to profitability and the investee's improved financial performance and future prospects (such as earnings trends or recent dividend payments), or the improvement of financial condition and prospects for the investee's geographic region and industry;

•
issuer-specific considerations, including an event of missed or late payment or default, adverse changes in key financial ratios, an increase in nonperforming loans, a decline in earnings substantially below that of the investee's peers, downgrading of the investee's debt rating or suspension of trading in the security;

•
the occurrence of a significant economic event that may affect the industry in which an issuer participates, including a change that might adversely impact the investee's ability to achieve profitability in its operations; and

•
with regards to commercial mortgage-backed securities ("CMBS"), the Company also evaluates key assumptions such as breakeven constant default rates and credit enhancement levels. The breakeven constant default rate indicates the percentage of the pool's outstanding loans that must default each and every year with 40 percent loss severity (i.e., a recovery rate of 60 percent) for a CMBS class/tranche to experience its first dollar of principal loss. Credit enhancements indicate how much protection, or "cushion," there is to absorb losses in a particular deal before an actual loss would impact a specific security.

When, in the opinion of management, a decline in the estimated fair value of an investment is considered to be other-than-temporary or management intends to sell or is required to sell the investment prior to the recovery of cost, the investment is written down to its estimated fair value with the impairment loss charged to earnings and included in net realized gains (losses) in the Consolidated Statements of Income. OTTI losses on equity securities and losses related to the credit component of the impairment on fixed maturity securities are recorded in the Consolidated Statements of Income as realized losses on investments and result in a permanent reduction of the cost basis of the underlying investment. Losses relating to the non-credit component of OTTI losses on fixed maturity securities are recorded in accumulated other comprehensive income (loss) ("AOCI") in the Consolidated Balance Sheets. The determination of OTTI is a subjective process, and different judgments and assumptions could affect the fair value determination and the timing of loss realization.

Short-term Investments
Short-term investments consist of certificates of deposit issued by federally insured depository institutions and normally have maturities of less than one year. At various times throughout the year, the Company may have certificates of deposit with financial institutions that exceed the Federal Deposit Insurance Corporation ("FDIC") insurance limit amount of $250,000. The Company did not have any certificates of deposit at December 31, 2013 and 2012, respectively, which exceeded the FDIC insurance limit of $250,000. Management reviews the financial viability of these financial institutions on a periodic basis and does not anticipate nonperformance by the financial institutions.

Cash and Cash Equivalents
Cash and cash equivalents consist primarily of highly liquid investments, with original maturities of three months or less when purchased. At various times throughout the year, the Company may have cash deposited with financial institutions that exceed the federally insured deposit amount. Management reviews the financial viability of these financial institutions on a periodic basis and does not anticipate nonperformance by the financial institutions. The Company had approximately $18.9 million and $8.2 million of cash in interest bearing money market accounts at December 31, 2013 and 2012, respectively, which exceeded the FDIC insurance limit of $250,000.

Restricted Cash
Restricted cash primarily represents unremitted premiums received from agents, unremitted claims received from insurers, fiduciary cash for reinsurers and pledged assets for the protection of policy holders in various state jurisdictions. Restricted cash is generally required to be kept in certain bank accounts subject to guidelines, which emphasize capital preservation and liquidity; pursuant to the laws of certain states in which the Company's subsidiaries operate and applicable contractual obligations, such funds are not available to service the Company's debt or for other general corporate purposes. The Company is entitled to retain investment income earned on these fiduciary funds. At December 31, 2013 and 2012, none of the Company's restricted cash was held in interest bearing money market accounts subject to the FDIC insurance limit of $250,000.

Accounts and Premiums Receivable, Net
Accounts and premiums receivable are presented net of the allowance for doubtful accounts and consist primarily of advance commissions and agents' balances in course of collection and billed but not collected policy premiums. For policy premiums that have been billed but not collected, the Company records a receivable on its balance sheet for the full amount of the premium billed, with a corresponding liability, net of its commission, to insurance carriers. The Company earns interest on the premium cash during the period of time between receipt of the funds and payment of these funds to insurance carriers. The Company maintains an allowance for doubtful accounts based on an estimate of uncollectible accounts. The allowance for doubtful accounts totaled $0.5 million and $0.5 million at December 31, 2013 and 2012, respectively,

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Other Receivables
Other receivables primarily represent amounts due to the Company from its business partners for retrospective commissions net of allowance and for motor club membership fees.

Reinsurance Receivables
The Company has various reinsurance agreements in place whereby the amount of risk in excess of the Company's retention goals is reinsured by unrelated domestic and foreign insurance companies. The Company remains liable to policyholders in the event that the assuming companies are unable to meet their obligations. Reinsurance receivables include amounts related to paid benefits, unpaid benefits and prepaid reinsurance premiums. Reinsurance receivables are based upon estimates and are reported on the Consolidated Balance Sheets separately as assets, as reinsurance does not relieve the Company of its legal liability to policyholders. The Company is required to pay losses even if a reinsurer fails to meet its obligations under the applicable reinsurance agreement. Management continually monitors the financial condition and agency ratings of the Company's reinsurers and believes that the reinsurance receivables accrued are collectible. Balances recoverable from reinsurers and amounts ceded to reinsurers relating to the unexpired portion of reinsured policies are presented as assets. Experience refunds from reinsurers are recognized based on the underwriting experience of the underlying contracts.

Deferred Acquisition Costs
Deferred Acquisition Costs - Insurance Related
The Company defers certain costs of acquiring new and renewal business. These costs are limited to direct costs that resulted from successful contract transactions and would not have been incurred by the Company's insurance company subsidiaries had the transactions not occurred. These capitalized costs are amortized as the related premium is earned. The following table shows the amortization of deferred acquisition costs for the Company's insurance contracts:

	For the Years Ended December 31,
	2013	2012	2011
Total amortization of deferred acquisition costs - insurance related	$67,629	$61,042	$55,958

The Company evaluates whether deferred acquisition costs-insurance related are recoverable at year-end, and considers investment income in the recoverability analysis. As a result of the Company's evaluations, no write-offs for unrecoverable deferred acquisition costs were recognized during the years ending December 31, 2013, 2012 and 2011.

Deferred Acquisition Costs - Non-insurance Related
The Company defers certain costs of acquiring new and renewal business related to non-insurance subsidiary transactions. These costs are limited to prepaid direct costs, typically commissions and contract transaction fees, that resulted from successful contract transactions and would not have been incurred by the Company had the transactions not occurred. These capitalized costs are amortized as the related service and administrative fees are earned. The following table shows the amortization of deferred acquisition costs for the Company's non-insurance products:

	For the Years Ended December 31,
	2013	2012	2011
Total amortization of deferred acquisition costs - non-insurance related	$64,009	$52,539	$57,358

The Company evaluates whether deferred acquisition costs - non-insurance related are recoverable at year-end. As a result of the Company's evaluations, no write-offs for unrecoverable deferred acquisition costs were recognized during the years ending December 31, 2013, 2012 and 2011.

Inventory
Inventory, which is included in other assets as a result of the 2012 acquisition of ProtectCELL, consists of mobile electronic devices and totaled $2.1 million and $1.4 million at December 31, 2013 and 2012, respectively. All inventoried handsets are recorded at actual cost, using the specific identification method, with the exception of repaired devices received from a single supplier relationship, which are recorded using an average cost method. Damaged or obsolete inventory is adjusted out of inventory on a monthly basis and recorded as an expense for the period. Mobile electronic devices that are either obsolete or beyond economical repair are used for parts in refurbishing other devices, or disposed of.  Devices that are refurbished are recorded into inventory at their repair costs.

Property and Equipment
Property and equipment is carried at cost, net of accumulated depreciation and amortization. Gains and losses on sales and disposals of property and equipment are based on the net book value of the related asset at the disposal date using the specific identification method with the corresponding gain or loss recorded to operations when incurred. Maintenance and repairs, which do not materially extend asset useful life and minor replacements, are charged to earnings when incurred. Depreciation expense is computed using the straight-line method over the estimated useful lives of the respective assets with three years for computers and five years for furniture,

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

fixtures and equipment. Leasehold improvements are depreciated over the remaining life of the lease.

Leases
The Company leases certain equipment under a single capital lease. The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets under the capital lease are depreciated over the lesser of the remaining life of the lease or their estimated productive lives.

The Company also leases certain office space and equipment under operating leases. The Company evaluates its operating leases for the impact of rent escalation clauses, renewal options, lease incentives and rent abatements. Rent escalation clauses, renewal options and lease incentives are considered in determining total rent expense to be recognized during the term of the lease, which begins on the date the Company takes control of the leased space. Rent expense related to lease agreements that contain escalation clauses are recorded on a straight-line basis. Renewal options are considered by evaluating the overall term of the lease. In the event that the Company terminates a lease prior to the expiration, the agreed upon lease termination penalty is charged to expense with a corresponding liability recorded on the Consolidated Balance Sheets. The liability is adjusted for changes, if any, resulting from revisions to the termination amount after the cease-use date.

Internally Developed Software
The Company capitalizes internally developed software costs on a project-by-project basis. Software development costs are carried at unamortized cost and are amortized using the straight-line method over the estimated useful life of the software, typically five years. Amortization begins when the software is ready for its intended use.

Business Combinations and Purchase Price Adjustments
Business Combinations
Business combinations are accounted for using the purchase method with the related net assets and results of operations being included in the Company’s Consolidated Financial Statements as of the respective acquisition date(s).

The assets acquired may consist of a book of business, management contracts, customer relationships, non-compete agreements, trade name, and the excess of purchase price over the fair value of identifiable net assets acquired, or goodwill (see Summary of Significant Accounting Policies, "Goodwill" for more information ). The determination of estimated useful lives and the allocation of the purchase price to the intangible assets requires significant judgment and affects the amount of future amortization and possible impairment charges.

In certain instances, the Company may acquire less than 100% ownership of an entity, resulting in the recording of a non-controlling interest. The non-controlling interest is initially established at a preliminary estimate of fair value, which may be adjusted during the measurement period based upon the results of a valuation study applicable to the business combination. See "Purchase Price Adjustments" below for more information on measurement period adjustments.

Purchase Price Adjustments
The values of certain assets and liabilities acquired in acquisitions are preliminary in nature, and are subject to adjustment as additional information is obtained, including, but not limited to, valuation of separately identifiable intangibles, fixed assets, deferred taxes and deferred revenue. The valuations will be finalized within one year of the close of the acquisition. When the valuations are finalized, any changes to the preliminary valuation of assets acquired or liabilities assumed may result in adjustments to separately identifiable intangible assets and goodwill. A change to the acquisition date value of the identifiable net assets during the measurement period (up to one year from the acquisition date) affects the amount of the purchase price allocated to goodwill. Changes to the purchase price allocation are adjusted retrospectively in the Consolidated Financial Statements.

Goodwill
Goodwill represents the excess cost of an acquisition over the fair value of the net assets acquired in a business combination, and is carried as an asset on the Consolidated Balance Sheets. Goodwill is not amortized, but is reviewed for impairment annually in the fourth quarter, or more frequently if certain indicators arise.

The Company's goodwill impairment analysis typically involves an assessment of qualitative factors to determine whether it is more likely than not that fair value of our reporting unit is less than the recorded book value. If it is more likely than not, management must perform a quantitative test to determine fair value. If that fair value is less than the book value of the reporting unit, an impairment charge is recorded equal to the excess of the carrying amount of goodwill over its implied fair value. At its discretion, management may opt to bypass the qualitative analysis and perform the quantitative test.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The goodwill impairment review is highly judgmental and may involve the use of significant estimates and assumptions impacting the amount of any impairment charge recorded. The estimates and assumptions may have a significant impact on the amount of any impairment charge recorded.
Because the Company changed to one reporting segment in 2013, management bypassed the qualitative analysis, and determined fair value using market based methods including the use of market capitalization plus a control premium. Management assessed goodwill as of December 31, 2013 and 2012, respectively.

Other Intangible Assets
The Company has acquired significant other intangible assets through business acquisitions. The Company's other intangible assets consist indefinite-lived trademarks and licenses, and of finite-lived intangibles, including customer related and contract based assets representing primarily client lists and non-compete arrangements and acquired software. Finite-lived intangible assets are amortized over periods ranging from 0.3 years to 15 years. Certain trademarks are not amortized since these assets have been determined to have indefinite useful lives. The costs to periodically renew other intangible assets are expensed as incurred.

Indefinite-lived intangible assets are tested for impairment at least annually, or whenever events or circumstances indicate that their carrying amount may not be recoverable using an analysis of expected future cash flows. Finite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. These events or changes in circumstances may include a significant deterioration of operating results, changes in business plans, or changes in anticipated future cash flows. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted cash flows expected to be generated by the assets.  If the sum of the expected future undiscounted cash flows is less than the carrying amount, the Company would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets and intangibles.

Management assessed other intangible assets as of December 31, 2013, 2012 and 2011 and determined that no impairment existed as of those dates.

Unpaid Claims
Unpaid claims include estimates for losses reported prior to the close of the accounting period and other estimates, including amounts for incurred but not reported claims. These liabilities are continuously reviewed and updated by management. Management believes that such liabilities are adequate to cover the estimated cost of the related claims. When management determines that changes in estimates are required, such changes are included in current operations.

The liability for unpaid claims includes estimates of the ultimate cost of known claims plus supplemental reserves calculated based upon loss projections utilizing certain actuarial assumptions and historical and industry data. In establishing its liability for unpaid claims, the Company utilizes the findings of actuaries.

Considerable uncertainty and variability are inherent in such estimates, and accordingly, the subsequent development of these reserves may not conform to the assumptions inherent in the determination. Management believes that the amounts recorded as the liability for policy and claim liabilities represent its best estimate of such amounts. However, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. Accordingly, such ultimate amounts could be significantly in excess of or less than the amounts indicated in the Consolidated Financial Statements. As adjustments to these estimates become necessary, such adjustments are reflected in the Consolidated Statements of Income.

Unearned Premiums
Premiums written are earned over the life of the respective policy using the Rule of 78's, pro rata, or other actuarial methods as appropriate for the type of business. Unearned premiums represent the portion of premiums that will be earned in the future. A premium deficiency reserve is recorded if anticipated losses, loss adjustment expenses, deferred acquisition costs and policy maintenance costs exceed the recorded unearned premium reserve and anticipated investment income. As of December 31, 2013 and 2012, no deficiency reserve was recorded.

Policyholder Account Balances
Policyholder account balances relate to investment-type individual annuity contracts in the accumulation phase. Policyholder account balances are carried at accumulated account values, which consist of deposits received, plus interest credited, less withdrawals and assessments. Minimum guaranteed interest credited to these contracts ranges from 3.0% to 4.0%.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Commissions
Commissions are paid to distributors and retailers selling credit insurance policies, motor club memberships, mobile device protection, and warranty service contracts, and are generally deferred and expensed in proportion to the earning of related revenue. Credit insurance commission rates, in many instances, are set by state regulators and are also impacted by market conditions. In certain instances, credit insurance commissions are subject to retrospective adjustment based on the profitability of the related policies. Under these retrospective commission arrangements, the producer of the credit insurance policies receives a retrospective commission if the premium generated by that producer in the accounting period exceeds the costs associated with those policies, which includes the Company's administrative fees, claims, reserves, and premium taxes. The Company analyzes the retrospective commission calculation on a monthly basis for each producer and, based on the analysis associated with each such producer, the Company records a liability for any positive net retrospective commission earned and due to the producer or, conversely, records a receivable, net of allowance, for amounts due from such producer for instances where the net result of the retrospective commission calculation is negative.

The settlement of net positive retrospective commission with the producer in a subsequent period (usually the following month), is made through a cash payment to the producer. If the net result is negative, the Company offsets the receivable amount due from the producer by:

•	reducing future retrospective commissions earned and payable against the receivable amount due from the producer;

•	reducing the producer's up-front commission associated with current period written premium production, which is credited against the receivable amount due from the producer; or

•	invoicing the producer for an amount equal to the amount due to the Company.
The Company reviews, on a regular basis, all instances where the retrospective result is a net negative amount (receivable due from the producer) to determine the action to be implemented with respect to such producer in order to collect any receivable amount.

Deferred Revenues
Deferred revenues represent the portion of income that will be earned in the future attributable to motor club memberships, mobile device protection plans, and other non-insurance service contracts that are earned over the respective contract periods using Rule of 78's, modified Rule of 78's, pro rata, or other methods as appropriate for the contract. A deficiency reserve would be recorded if anticipated contract benefits, deferred acquisition costs and contract service costs exceed the recorded deferred revenues and anticipated investment income. As of December 31, 2013 and 2012, no deficiency reserve was recorded.

Derivative Financial Instruments
Cash Flow Hedge
The Company uses interest rate swaps as part of its risk management strategy to manage interest rate risk and cash flow risk that may arise in connection with the variable interest rate provision of the Company's preferred trust securities. The Company's derivative financial instruments are carried at fair value on the balance sheet.

Changes in fair value associated with the effective portion of a derivative instrument designated as a qualifying cash flow hedge are recognized initially in other comprehensive income (loss). When the cash flows for which the derivative is hedging materialize and are recorded in income or expense, the associated gain or (loss) from the hedging derivative previously recorded in AOCI is recognized in earnings. If a cash flow hedge is de-designated because it is no longer highly effective, or if the hedge relationship is terminated, the cumulative gain or loss on the hedging derivative to that date will continue to be reported in AOCI unless the hedged forecasted transaction is no longer expected to occur, at which time the cumulative gain or loss is recorded into earnings.

The Company records the fair value of the derivative instrument in other assets or other liabilities. To the extent a derivative is an effective hedge of the cash flow risk of the hedged debt obligation, any change in the derivative's fair value is recorded in AOCI, net of income tax. To the extent the derivative is an ineffective hedge, that portion of the change in fair value is recorded in other operating expenses or interest expense as appropriate. The Company is not a party to leveraged derivatives and does not enter into derivative financial instruments for trading or speculative purposes.

Income Taxes
Under Internal Revenue Code Section 1501, the Company files a consolidated federal income tax return with its affiliates which are at least 80% owned by the group. The Company has a tax sharing agreement with its subsidiaries where each company is apportioned the amount of tax equal to that which would be reported on a separate company basis. The components of other comprehensive income or loss included on the Consolidated Statements of Comprehensive Income and on the Consolidated Statements of Stockholders' Equity have been computed based upon the 35% federal tax rate.

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Income in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

The Company uses the two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, based on the technical merits of the position. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company accounts for penalties and interest related to uncertain tax positions as part of its provision for federal and state income taxes.

Stock-Based Compensation
Stock Options and Restricted Stock Awards
The Company has time-based stock options outstanding under its 2005 Equity Incentive Plan (the "2005 Plan") and time-based and performance-based stock options and restricted stock awards outstanding under The 2010 Omnibus Incentive Plan (the "2010 Plan"). Time-based stock options and restricted stock awards are grants that vest based on the passage of time; whereas, performance-based stock options and restricted stock awards are grants that vest based on the Company attaining certain financial metrics.

Stock-based compensation expense is measured using fair value and is recorded over the requisite service or performance period of the awards, or to an employee’s eligible retirement date under the award agreement, if earlier. The Company measures stock-based compensation expense using the calculated value method. Under this method, the Company estimates the fair value of each stock option on the grant date using the Black-Scholes valuation model. The Company uses historical data to estimate expected employee behavior related to stock award exercises and forfeitures. Since there is not sufficient historical market experience for shares of the Company's stock, the Company has chosen to estimate volatility, by using the average volatility of a selected peer group of publicly traded companies operating in the same industry. Expected dividends are based on the assumption that no dividends were expected to be distributed in the near future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The fair value of restricted stock awards are based on the market price of Fortegra's common stock at the grant date. The Company typically recognizes stock-based compensation expense for time-based awards on a straight-line basis over the requisite service period and on a graded vesting attribution model for performance-based awards when meeting the performance target is probable. Stock-based compensation expense for time-based and performance-based stock options and restricted stock awards for employee grants is recognized in personnel costs, while expense for restricted stock awards to directors is included in other operating expenses on the Consolidated Statements of Income. The related income tax expense (benefit) on stock-based compensation is recognized in income tax expense on the Consolidated Statements of Income. The Company's current policy is to issue new shares upon the exercise of stock options.

Earnings Per Share
Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding adjusted to include the effect of potentially dilutive common shares, which includes outstanding stock options and non-vested restricted stock awards, using the treasury stock method. Common shares that are considered anti-dilutive are excluded from the computation of diluted earnings per share.

Treasury Stock
All repurchased common shares are recorded as treasury stock and are accounted for under the cost method.

Variable Interest Entities
The Company's investments in less than majority-owned companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for using the equity method except when they qualify as Variable Interest Entities ("VIEs") and the Company is the primary beneficiary, in which case the investments are consolidated. Investments that do not meet the above criteria are accounted for under the cost method.

Advertising and Promotion
Advertising and promotional costs are expensed as incurred. Advertising expense for the following periods is presented below:

	For the Years Ended December 31,
	2013	2012	2011
Advertising expense	$3,223	$1,567	$509

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

3. Recent Accounting Standards

Recently Adopted Accounting Pronouncements
In July 2013, the FASB issued ASU No. 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes (a consensus of the FASB Emerging Issues Task Force). ASU No. 2013-10 allows the use of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a benchmark interest rate for hedge accounting purposes in addition to interest rates on direct Treasury obligations of the United States government and London Interbank Offered Rate and also removes the restriction on using different benchmark rates for similar hedges. ASU No. 2013-10 became effective on a prospective basis for qualifying new or designated hedging relationships entered into on or after July 17, 2013.  The adoption of ASU No. 2013-10 did not have an impact on the Company's consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. ASU No. 2013-02 requires an entity to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income ("AOCI") by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. ASU No. 2013-02 is effective for reporting periods beginning after December 15, 2012. Accordingly, the Company has included an enhanced footnote disclosure in the Note, "Other Comprehensive Income." The adoption of ASU No. 2013-02 did not impact the Company's consolidated financial position, results of operations or cash flows.

In July 2012, the FASB issued ASU No. 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. ASU No. 2012-02 permits entities to perform an optional qualitative assessment for determining whether it is more likely than not that an indefinite-lived intangible asset is impaired. ASU No. 2012-02 is effective for annual and interim impairment tests performed for years beginning after September 15, 2012. The adoption of ASU No. 2012-02 did not impact the Company's consolidated financial position, results of operations or cash flows.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures About Offsetting Assets and Liabilities. ASU No. 2011-11 requires the disclosure of both gross and net information about instruments and transactions eligible for offset in the statement of financial position, as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, ASU No. 2011-11 requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. ASU No. 2011-11 is effective for the Company beginning on January 1, 2013. The adoption of ASU No. 2011-11 did not impact the Company's consolidated financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements
In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, to clarify the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU No. 2013-11 is effective prospectively for years and interim periods within those years beginning after December 15, 2013. The adoption of ASU No. 2013-11 is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

4. Earnings Per Share

Earnings per share is calculated as follows:	For the Years Ended December 31,
	2013	2012	2011
Numerator: (for both basic and diluted earnings per share)
Income from continuing operations before non-controlling interests	$11,807	$12,962	$11,562
Less: net income (loss) attributable to non-controlling interests	1,482	72	(170)
Net income from continuing operations - net of tax	10,325	12,890	11,732
Discontinued operations - net of tax	12,390	2,275	1,777
Net income attributable to Fortegra Financial Corporation	$22,715	$15,165	$13,509

Denominator:
Total weighted average basic common shares outstanding	19,477,802	19,655,492	20,352,027
Effect of dilutive stock options and restricted stock awards	1,004,850	944,870	913,774
Total weighted average diluted common shares outstanding	20,482,652	20,600,362	21,265,801

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.53	$0.65	$0.57
Discontinued operations - net of tax	0.64	0.12	0.09
Net income attributable to Fortegra Financial Corporation	$1.17	$0.77	$0.66

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.50	$0.63	$0.55
Discontinued operations - net of tax	0.61	0.11	0.09
Net income attributable to Fortegra Financial Corporation	$1.11	$0.74	$0.64

Weighted average anti-dilutive common shares	509,314	480,795	301,010

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

5. Other Comprehensive Income

The following table presents the activity in AOCI for the following periods:	Net unrealized gains (losses) on available-for-sale securities	Net unrealized gain (loss) on interest rate swap	Total
Balance at December 31, 2010, net of tax	$2,293	$—	$2,293

Other comprehensive income (loss) before reclassifications:
Pre-tax income (loss)	1,568	(3,601)	(2,033)
Income tax (expense) benefit	(550)	1,260	710
Other comprehensive income (loss) before reclassifications, net of tax	1,018	(2,341)	(1,323)
Amounts reclassified from accumulated other comprehensive income (loss):
Pre-tax (income)	(4,193)	—	(4,193)
Income tax expense	1,468	—	1,468
Amounts reclassified from accumulated other comprehensive (loss), net of tax	(2,725)	—	(2,725)
Current period other comprehensive (loss), net of tax	(1,707)	(2,341)	(4,048)
Less: comprehensive (loss) attributable to non-controlling interest	(1)	—	(1)
Balance at December 31, 2011, net of tax	$587	$(2,341)	$(1,754)

Other comprehensive income (loss) before reclassifications:
Pre-tax income (loss)	2,473	(1,007)	1,466
Income tax (expense) benefit	(865)	352	(513)
Other comprehensive income (loss) before reclassifications, net of tax	1,608	(655)	953
Amounts reclassified from accumulated other comprehensive income (loss):
Pre-tax (income) loss	(3)	270	267
Income tax expense (benefit)	1	(94)	(93)
Amounts reclassified from accumulated other comprehensive (loss)income, net of tax	(2)	176	174
Current period other comprehensive income (loss), net of tax	1,606	(479)	1,127
Less: comprehensive income attributable to non-controlling interest	4	—	4
Balance at December 31, 2012, net of tax	$2,189	$(2,820)	$(631)

Other comprehensive income (loss) before reclassifications:
Pre-tax (loss) income	(4,061)	277	(3,784)
Income tax benefit (expense)	1,421	(97)	1,324
Other comprehensive (loss) income before reclassifications, net of tax	(2,640)	180	(2,460)
Amounts reclassified from accumulated other comprehensive income (loss):
Pre-tax (income) loss	(2,043)	1,132	(911)
Income tax expense (benefit)	715	(396)	319
Amounts reclassified from accumulated other comprehensive (loss) income, net of tax	(1,328)	736	(592)
Current period other comprehensive (loss) income, net of tax	(3,968)	916	(3,052)
Less: comprehensive (loss) attributable to non-controlling interest	(18)	—	(18)
Balance at December 31, 2013, net of tax	$(1,761)	$(1,904)	$(3,665)

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the reclassifications out of AOCI for the following periods:

	For the Years Ended December 31,
	2013	2012	2011	Consolidated Statement of Income Location
Unrealized gains (losses) on available-for-sale securities:
Reclassification of gains included in net income	$2,043	$3	$4,193	Net realized investment gains (losses)
Related tax (expense)	(715)	(1)	(1,468)	Income taxes
Net of tax	$1,328	$2	$2,725	Net Income

Unrealized gain (loss) on interest rate swap:
Reclassification of (losses) included in net income	$(1,132)	$(270)	$—	Interest expense
Related tax benefit	396	94	—	Income taxes
Net of tax	$(736)	$(176)	$—	Net Income

6. Consolidation of Operations Charges

Consolidation of Operations Plan
As disclosed on January 18, 2013 in the Company's Current Report on Form 8-K, effective January 14, 2013, the Company committed to a plan to consolidate the Company's fulfillment, claims administration and information technology functions (the "Plan"). Prior to the Plan, such functions resided in the Company's individual business units. The decision is part of the Company's efforts to streamline its operations, focus its resources and provide first in class service to its customers. The following is a summary of the charges incurred by the Company:

	For the Years Ended December 31,
	2013	2012	2011
Severance and benefit costs included in personnel expense	$1,234	$—	$—
Total consolidation of operations costs	$1,234	$—	$—

7. Variable Interest Entity

In July 2011, the Company sold its 100% interest in Creative Investigations Recovery Group, LLC ("CIRG"). The consideration included a note receivable, included on the Consolidated Balance Sheets, with a first priority lien security interest in the assets of CIRG and other property of the buyers. The Company performed a detailed analysis of the CIRG sale transaction and determined that CIRG is considered a VIE because the Company has an interest due to the note financing. The Company further determined that it is not the primary beneficiary because the Company does not have the power to direct the activities of the VIE and has no right to receive the residual returns of CIRG. Therefore, CIRG is not consolidated in the Company's results of operations for any of the periods presented. During 2013, the Company suspended recognition of interest income on the note and engaged the buyer in discussions, because the buyer was experiencing short-term cash flow constraints. The Company determined that it would not pursue remedies available under the note at this time, and the parties executed a forbearance agreement along with a security agreement and a subordination agreement designed to allow more flexibility in timing of repayment; the principal amount and interest rate are unchanged. These contracts do not give the Company control over the business, and the Company may still leverage the remedies of the note should it deem such action necessary. The Company also provided an additional $0.1 million in short term funding, and the buyer has begun to repay that balance.

The Company's maximum exposure to loss in the VIE is limited to the outstanding balance of the note receivable (including accrued interest receivable) and the remaining balance of the short term funding, presented in the table below:

	At December 31,
	2013	2012
The Company's maximum exposure to loss in the VIE	$1,234	$1,139

8. Business Acquisitions

Acquisition in 2013
On February 1, 2013, the Company acquired 100% of the outstanding stock of RICC, from subsidiaries of the Kemper Corporation ("Kemper") for $4.8 million.  RICC is a property/casualty insurance company domiciled and licensed in California, which the Company intends to use for geographic expansion. RICC had, at the time of purchase, no policies in force. All remaining claim liabilities for previously issued policies are fully reinsured by Kemper's subsidiary, Trinity Universal Insurance Company.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Acquisitions in 2012
On December 31, 2012, the Company acquired a 62.4% ownership interest of Digital Leash, LLC, d/b/a ProtectCELL for $20.0 million, which amount is deemed a Series A Contribution under the provisions of the related agreements. ProtectCELL provides membership plans for the protection of mobile wireless devices and other benefits including data management and identity theft protection. ProtectCELL is one of the leaders in mobile device protection plans and is spearheading Fortegra's efforts to expand its warranty and service contract business in the mobile and wireless device space. As part of the acquisition, the Company also has an option, commencing after 2014, to acquire the remaining 37.6% ownership interest in ProtectCELL at a price based on a sliding scale multiple of ProtectCELL's trailing twelve-month EBITDA ("Earnings before interest, taxes, depreciation and amortization"), less the Series A Contributions, multiplied by 37.6% ("option price"). The option has no expiration, though the owners of the non-controlling interest have the right to defer the option commencement date for one year under certain conditions. The option must be exercised with respect to not less than all of the non-controlling interest, and is accounted for as an embedded derivative within the value of non-controlling interest.

On December 31, 2012, the Company acquired 100% of the outstanding stock ownership of 4Warranty Corporation, a leading warranty and extended service contract administrator with extensive expertise in the furniture, electronics, appliance, lawn and garden, and fitness equipment markets. 4Warranty complements the Company's expanding warranty business.

The Consolidated Balance Sheets at December 31, 2012, include the accounts of both ProtectCELL and 4Warranty as of December 31, 2012. The financial results for the 2012 acquisitions of ProtectCELL and 4Warranty have not been included in the Company's Consolidated Statements of Income for the year ended December 31, 2012, because both acquisitions closed after business on December 31, 2012.

On April 24, 2012, the Company acquired a 100% ownership interest in MHA & Associates LLC ("MHA"), for $0.3 million, obtaining the renewal rights of the business and hiring the prior owner to maintain and increase the block of business.

The Company did not issue shares of its common stock in connection with any of the acquisitions completed during the years ended December 31, 2013, 2012 and 2011, respectively.

Balance Sheets and Allocation of Purchase Price
During 2013, the Company received the final valuation studies prepared by external valuation experts for identifiable intangible assets, goodwill, deferred revenues, and non-controlling interest for the 2012 acquisitions of ProtectCELL and 4Warranty. Accordingly, the Consolidated Balance Sheet at December 31, 2012, has been retrospectively adjusted to include the effect of the final valuation adjustments and other fair value determinations, for ProtectCELL and 4Warranty. Final valuation adjustments were recorded to the values of intangible assets and deferred revenues based upon completion of valuation models in the studies, and refinement of assumptions supporting those models, using discounted cash flow, relief from royalty, and/or other analytical techniques as presented in the valuation studies. With respect to ProtectCELL, the final valuations of these balances allowed for a determination of the total value of the enterprise at December 31, 2012. Using this enterprise value, and a break-even analysis to determine the relative attribution of the Company's $20.0 million investment between the common and preferred units acquired, the final valuation study assigned values of $7.9 million and $12.1 million to the acquired common and preferred units, respectively, and a fair value of $4.7 million to the non-controlling interest as shown in the table below. The adjustments noted above result in offsetting adjustments to goodwill. Please see the Notes, "Goodwill," and "Other Intangible Assets," for more information.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the allocation of the purchase price recorded for the 2013 acquisition of RICC and the 2012 acquisitions of ProtectCELL and 4Warranty, including the effects of the final valuation adjustments recorded in 2013 for the 2012 acquisitions, as discussed above.

	2012		2013
	Acquisitions		Acquisition
	4Warranty	ProtectCELL	RICC
Assets:
Cash and cash equivalents	$703	$350	$1,893
Restricted cash	72	7,438	—
Investments	—	—	2,488
Short-term investments	—	252	—
Accrued investment income	—	—	38
Notes receivable, net	—	6,341	—
Other receivables	357	2,312	—
Reinsurance receivables	—	—	200
Property and equipment, net	61	628	—
Other intangible assets, net	1,870	18,815	375
Other assets	—	1,470	10
Liabilities:
Unpaid claims	—	(176)	(200)
Accrued expenses, accounts payable and other liabilities	(310)	(2,644)	(9)
Deferred revenue	(1,260)	(30,000)	—
Income taxes payable	(273)	—	—
Deferred income taxes, net	(259)	—	—
Net assets acquired	961	4,786	4,795
Non-controlling interest	—	(4,745)	—
Purchase consideration (1) (2)	3,625	20,000	4,795
Goodwill	$2,664	$19,959	$—
(1) - The purchase consideration for the 4Warranty acquisition includes $0.3 million of contingent consideration and $0.3 million of hold back reserves, which estimates are unchanged in the current period and are expected to be paid out based on the agreed terms of the Stock Purchase Agreement.

(2) - The purchase consideration of $20.0 million for the ProtectCELL acquisition represents the 62.4% ownership interest acquired in the transaction, comprised of 62,400 common units and 20,000 preferred units, valued at $7.9 million and $12.1 million respectively.

Tax Deductible Goodwill Associated with Acquisitions
The following table presents goodwill attributable to acquisitions that is expected to be tax deductible by year of acquisition:

	Year of the Acquisition
	2013	2012	2011
Total	$—	$—	$4,069

9. Divestitures

Discontinued Operations
On December 31, 2013, the Company completed the previously announced sale of all of the issued and outstanding stock of its subsidiaries, Bliss and Glennon and eReinsure.com, to AmWINS Holdings, LLC, a North Carolina limited liability company ("AmWINS") (the "Disposition"), pursuant to the terms of the Stock Purchase Agreement ("Purchase Agreement"), dated December 2, 2013.

The Company received net cash proceeds of $81.8 million for the Disposition, representing gross proceeds of $83.5 million less $1.0 million in transaction fees paid at the time of closing and $0.7 million of cash held by the disposed entities. The proceeds are subject to certain purchase price adjustments as set forth in the Purchase Agreement to reflect fluctuations in working capital, including adjustments for any receivable balances as of the disposition date that are not collected within one year.

As a result of the Disposition, the Company no longer operates in the businesses of wholesale insurance brokerage and selling or licensing of a computerized system or platform for the negotiation and/or placement of facultative reinsurance. Further, the Company has agreed not to compete with the Bliss and Glennon and eReinsure businesses for five years, and has agreed not to solicit former

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

employees of the divested businesses. As of and after December 31, 2013, the Company does not beneficially own the disposed businesses and will no longer consolidate Bliss and Glennon or eReinsure into its financial results. The historical financial results of the disposed businesses for periods prior to the Disposition will be reflected in the Company's Consolidated Statements of Income as income from discontinued operations - net of tax. As discussed more fully in the Note, "Notes Payable", the Company was required to repay its debt under the Wells Fargo Credit Agreement from the net proceeds of the Disposition. The Company would have been required to repay its debt under the SunTrust Facility if the Disposition had occurred during the time the SunTrust Facility was in effect. Accordingly, interest expense allocated to the discontinued operations was based on the anticipated net proceeds that would be applied to the repayment of these credit facilities outstanding at the respective time, multiplied by the respective interest rate of the credit facilities at the respective time. The following table provides the amounts related to discontinued operations in the Consolidated Statements of Income for the following periods:

	For the Years Ended December 31,
	2013	2012	2011
Income from discontinued operations:
Revenues:
Brokerage commissions and fees	$36,823	$35,306	$34,396
Net investment income	22	1	—
Other income	40	—	—
Total revenues	36,885	35,307	34,396

Expenses:
Personnel costs	20,251	20,173	18,526
Other operating expenses	5,778	6,121	7,401
Depreciation and amortization	615	658	415
Amortization of intangibles	1,929	2,211	2,133
Interest expense	2,318	2,290	2,951
Total expenses	30,891	31,453	31,426
Income from discontinued operations before income taxes	5,994	3,854	2,970
Income taxes - discontinued operations	2,448	1,579	1,193
Income from discontinued operations - net of tax	3,546	2,275	1,777

Gain on sale of discontinued operations:
Gain on sale of discontinued operations before income taxes	14,739	—	—
Income taxes - gain on sale of discontinued operations	5,895	—	—
Gain on sale of discontinued operations - net of tax	8,844	—	—

Discontinued operations - net of tax	$12,390	$2,275	$1,777

The gain on sale represents the gross proceeds of $83.5 million, plus an estimated $0.8 million adjustment for working capital, less the assets sold and liabilities disposed of $98.6 million and $32.5 million, respectively, and costs of $3.5 million. Costs included $1.0 million of fees paid at the time of closing noted above, retention and bonus compensation, insurance claims-made "tail" coverage, and accruals for the Company's guarantee of accounts receivable and other retained obligations related to the divested businesses.

The following table provides details of the assets and liabilities of the discontinued operations on the Consolidated Balance Sheet at:

December 31, 2013
Assets:
Other receivables	$791
Assets of discontinued operations	$791

Liabilities:
Accrued expenses, accounts payable and other liabilities	$2,708
Income taxes payable	5,895
Liabilities of discontinued operations	$8,603

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Other Sales of Subsidiaries
The Company completed the following divestitures that were not considered to be discontinued operations:

In June 2013, the Company sold its wholly owned subsidiary Magna for a gross sales price of $3.0 million, less cash held by Magna, transferred in the sale, of $0.8 million. For the year ended December 31, 2013, the Company recorded a $0.4 million pre-tax gain on the sale of Magna, which is included on the Consolidated Statements of Income line item, "Gain on sale of subsidiary."

In July 2011, the Company sold its wholly owned subsidiary, CIRG, for a sales price of $1.2 million, comprised of cash and a $1.1 million secured note receivable. For the year ended December 31, 2011, the Company recorded a $0.5 million loss on the sale of CIRG. This sale resulted in a non-consolidated VIE. For more information, see the Note, "Variable Interest Entity."

10. Goodwill

In 2012, the Company recorded goodwill in conjunction with the ProtectCELL and 4Warranty acquisitions. During 2013, the Company determined the final valuations for the 2012 acquisitions of ProtectCELL and 4Warranty acquisitions. The following table presents the activity in goodwill and includes the retrospective adjustments made to the balance of goodwill at December 31, 2012 to reflect the effect of the final valuation adjustments made for the acquisitions of ProtectCELL and 4Warranty and the reduction to goodwill attributable to the 2013 Disposition.

Total
Balance at December 31, 2011	$104,888
Goodwill acquired - purchased book of business	168
Goodwill acquired - ProtectCELL acquisition	11,732
Goodwill acquired - 4Warranty acquisition	2,724
Balance as originally reported at December 31, 2012	$119,512
Final valuation adjustments for ProtectCELL	8,227
Final valuation adjustments for 4Warranty	(60)
Adjusted balance at December 31, 2012	127,679
Goodwill divested - discontinued operations	(53,978)
Balance at December 31, 2013	$73,701

11. Other Intangible Assets

The following table shows finite-lived other intangible assets and their respective amortization periods:

				At December 31, 2013			At December 31, 2012
	Amortization Period (Years)			Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer and agent relationships	7	to	15	$40,075	$(13,262)	$26,813	$52,230	$(12,340)	$39,890
Tradenames	8	to	10	1,460	(128)	1,332	1,200	—	1,200
Software	2.25	to	10	5,336	(2,930)	2,406	10,138	(3,385)	6,753
Present value of future profits	0.3	to	0.75	548	(548)	—	548	(548)	—
Non-compete agreements	1.5	to	6	1,378	(895)	483	3,308	(2,716)	592
Total finite-lived other intangible assets				$48,797	$(17,763)	$31,034	$67,424	$(18,989)	$48,435

The following table shows the carrying amount of indefinite-lived other intangible assets:	At December 31,
	2013	2012
Tradenames	$17,764	$21,875
Licenses	375	—
Total	$18,139	$21,875

The finite-lived and indefinite-lived other intangible assets acquired in 2012 relate to the acquisition of ProtectCELL and 4Warranty and for the purchase of a book of business. In 2013, the Company determined the final valuations for the 2012 acquisitions of ProtectCELL and 4Warranty and made retrospective adjustments to other intangible assets. See the Note "Business Acquisitions," for more information.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the activity in other intangible assets and includes the final valuation adjustments made to the balance of other intangible assets at December 31, 2012 to reflect the effect of these adjustments made for the acquisitions of ProtectCELL and 4Warranty and the reduction to other intangible assets attributable to the discontinued operations for the 2013 Disposition.

Balance at January 1, 2012	$54,410
Intangible assets acquired in 2012 - Purchased book of business	168
Intangible assets acquired in 2012 - ProtectCELL acquisition	27,815
Intangible assets acquired in 2012 - 4Warranty acquisition	1,900
Less: amortization expense	2,742
Less: amortization expense - discontinued operations	2,211
Balance as originally reported at December 31, 2012	$79,340
Final adjustments for ProtectCELL	(9,000)
Final adjustments for 4Warranty	(30)
Adjusted balance at December 31, 2012	70,310
Intangible assets acquired in 2013	427
Intangible assets divested - discontinued operations	(14,108)
Less: amortization expense - discontinued operations	1,929
Less: amortization expense	5,527
Balance at December 31, 2013	$49,173

Estimated amortization of finite-lived other intangible assets for the next five years and thereafter ending December 31 is presented below:

2014	$5,270
2015	5,115
2016	4,869
2017	3,648
2018	2,230
Thereafter	9,902
Total	$31,034

12. Investments

The following table summarizes the Company's available-for-sale fixed maturity and equity securities:

	At December 31, 2013
Description of Security	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of the U.S. Treasury and U.S. Government agencies	$51,971	$142	$(678)	$51,435
Municipal securities	24,856	104	(413)	24,547
Corporate securities	56,050	210	(900)	55,360
Obligations of foreign governments	411	—	(2)	409
Total fixed maturity securities	$133,288	$456	$(1,993)	$131,751

Common stock - publicly traded	$39	$8	$—	$47
Preferred stock - publicly traded	5,974	—	(887)	5,087
Common stock - non-publicly traded	59	5	(13)	51
Preferred stock - non-publicly traded	1,009	4	—	1,013
Total equity securities	$7,081	$17	$(900)	$6,198

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	At December 31, 2012
Description of Security	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of the U.S. Treasury and U.S. Government agencies	$22,424	$761	$(7)	$23,178
Municipal securities	16,636	413	(8)	17,041
Corporate securities	67,627	2,461	(80)	70,008
Mortgage-backed securities	285	4	—	289
Asset-backed securities	123	2	—	125
Total fixed maturity securities	$107,095	$3,641	$(95)	$110,641

Common stock - publicly traded	$39	$3	$—	$42
Preferred stock - publicly traded	4,975	133	(1)	5,107
Common stock - non-publicly traded	59	4	(5)	58
Preferred stock - non-publicly traded	1,009	4	—	1,013
Total equity securities	$6,082	$144	$(6)	$6,220

Pursuant to certain reinsurance agreements and statutory licensing requirements, the Company has deposited invested assets in custody accounts or insurance department safekeeping accounts. The Company is not permitted to remove invested assets from these accounts without prior approval of the contractual party or regulatory authority, as applicable. The following table details the Company's restricted investments included in the Company's available-for-sale fixed maturity securities:

	At December 31,
	2013	2012
Fair value of restricted investments for special deposits required by state insurance departments	$10,339	$10,988
Fair value of restricted investments in trust pursuant to reinsurance agreements	6,134	6,954
Fair value of restricted investments	$16,473	$17,942

The amortized cost and fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	At December 31, 2013		At December 31, 2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$18,766	$18,771	$5,557	$5,608
Due after one year through five years	69,380	69,355	58,378	60,323
Due after five years through ten years	22,622	21,731	24,983	25,900
Due after ten years	22,520	21,894	17,769	18,396
Mortgage-backed securities	—	—	285	289
Asset-backed securities	—	—	123	125
Total fixed maturity securities	$133,288	$131,751	$107,095	$110,641
The following table provides information on unrealized losses on investment securities that have been in an unrealized loss position for less than twelve months, and twelve months or greater:

	At December 31, 2013
	Less than Twelve Months			Twelve Months or Greater			Total
Description of Security	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities
Obligations of the U.S. Treasury and U.S. Government agencies	$37,385	$672	67	$234	$6	7	$37,619	$678	74
Municipal securities	10,080	413	23	—	—	—	10,080	413	23
Corporate securities	27,866	734	55	7,676	166	8	35,542	900	63
Obligations of foreign governments	409	2	1	—	—	—	409	2	1
Total fixed maturity securities	$75,740	$1,821	146	$7,910	$172	15	$83,650	$1,993	161

Preferred stock - publicly traded	5,087	887	9	—	—	—	5,087	887	9
Common stock - non-publicly traded	—	—	—	31	13	2	31	13	2
Total equity securities	$5,087	$887	9	$31	$13	2	$5,118	$900	11

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	At December 31, 2012
	Less than Twelve Months			Twelve Months or Greater			Total
Description of Security	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities
Obligations of the U.S. Treasury and U.S. Government agencies	$857	$7	11	$—	$—	—	$857	$7	11
Municipal securities	734	8	1	—	—	—	734	8	1
Corporate securities	12,625	63	16	183	17	1	12,808	80	17
Total fixed maturity securities	$14,216	$78	28	$183	$17	1	$14,399	$95	29

Preferred stock - publicly traded	198	1	1	—	—	—	198	1	1
Common stock - non-publicly traded	—	—	—	39	5	2	39	5	2
Total equity securities	$198	$1	1	$39	$5	2	$237	$6	3
The Company does not intend to sell the investments that are in an unrealized loss position at December 31, 2013 and it is more likely than not that the Company will be able to hold these securities until full recovery of their amortized cost basis for fixed maturity securities or cost for equity securities. As of December 31, 2013, based on the Company's review, none of the fixed maturity or equity securities were deemed to be other-than-temporarily impaired based on the Company's analysis of the securities and its intent to hold the securities until recovery. At December 31, 2012, based on management's review, the Company deemed that one individual equity security was other than temporarily impaired and recorded an impairment charge of $16.0 thousand for the year ended December 31, 2012.

The following table summarizes the gross proceeds from the sale of available-for-sale investment securities:

	For the Years Ended December 31,
	2013	2012	2011
Gross proceeds from sales	$54,663	$8,364	$62,300

The following table summarizes the gross realized gains and gross realized losses for both fixed maturity and equity securities and realized losses for other-than-temporary impairments for available-for-sale investment securities:

	For the Years Ended December 31,
	2013	2012	2011
Gross realized gains	$2,118	$33	$4,456
Gross realized losses	(75)	(14)	(91)
Total net gains from investment sales	2,043	19	4,365
Impairment write-downs (other-than-temporary impairments)	—	(16)	(172)
Net realized investment gains	$2,043	$3	$4,193

The following table details the components of net investment income:	For the Years Ended December 31,
	2013	2012	2011
Fixed income securities	$2,635	$2,669	$3,188
Cash on hand and on deposit	30	193	333
Common and preferred stock dividends	373	275	59
Notes receivable	321	267	155
Other income	119	138	141
Investment expenses	(428)	(475)	(508)
Net investment income	$3,050	$3,067	$3,368

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

13. Reinsurance Receivables

The effects of reinsurance on premiums written and earned and on losses and loss adjustment expenses ("LAE") incurred are presented in the tables below:

Premiums	For the Years Ended December 31,
	2013		2012		2011
	Written	Earned	Written	Earned	Written	Earned
Direct and assumed	$410,243	$389,763	$367,791	$359,820	$338,869	$321,412
Ceded	(267,737)	(252,976)	(236,121)	(232,195)	(214,485)	(205,909)
Net	$142,506	$136,787	$131,670	$127,625	$124,384	$115,503

Losses and LAE incurred	For the Years Ended December 31,
	2013	2012	2011
Direct and assumed	$90,804	$86,409	$81,843
Ceded	(49,237)	(46,190)	(43,894)
Net losses and LAE incurred	$41,567	$40,219	$37,949

The following table reflects the components of the reinsurance receivables:	At December 31,
	2013	2012
Prepaid reinsurance premiums:
Life (1)	$51,355	$53,117
Accident and health (1)	36,214	34,266
Property	98,650	85,805
Total	186,219	173,188
Ceded claim reserves:
Life	1,594	1,786
Accident and health	7,826	9,263
Property	12,102	8,663
Total ceded claim reserves recoverable	21,522	19,712
Other reinsurance settlements recoverable	7,343	11,088
Reinsurance receivables	$215,084	$203,988
(1) Including policyholder account balances ceded.

The following table shows the aggregate amount included in reinsurance receivables that is comprised of the three largest receivable balances from unrelated reinsurers:

	At December 31,
	2013	2012
Total of the three largest receivable balances from unrelated reinsurers	$136,061	$126,633

At December 31, 2013 and December 31, 2012, respectively, the three unrelated reinsurers from whom the Company has the largest receivable balances were: London Life Reinsurance Company (A. M. Best Rating: A); London Life International Reinsurance Corporation (A. M. Best Rating: Not rated) and Spartan Property Insurance Company (A. M. Best Rating: Not rated). The related receivables of Spartan Property Insurance Company and London Life International Reinsurance Corporation are collateralized by assets held in trust accounts and letters of credit due to their offshore relationships. At December 31, 2013, the Company does not believe there is a risk of loss as a result of the concentration of credit risk in the reinsurance program.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

14. Property and Equipment

The components of property and equipment are as follows:	At December 31,
	2013	2012
Furniture, fixtures and equipment	$3,592	$2,992
Computer equipment	2,862	4,126
Equipment and software under capital lease	229	229
Software (1)	19,057	18,632
Leasehold improvements	888	568
Property and equipment, gross	26,628	26,547
Less: accumulated depreciation and amortization	12,296	8,647
Property and equipment, net	$14,332	$17,900

(1) Internally developed software not yet placed in service, included in software	$657	$942

The following reflects depreciation on property and equipment and amortization expense related to capitalized software costs:

	For the Years Ended December 31,
	2013	2012	2011
Depreciation expense on property and equipment	$1,792	$1,336	$1,217
Amortization expense on capitalized software	3,066	1,939	1,445
Total depreciation and amortization	$4,858	$3,275	$2,662

15. Leases

Operating Leases
The Company leases certain office space and equipment under operating leases expiring on various dates from 2014 through 2022. The Company assumed operating leases for office space from related parties in conjunction with the ProtectCELL and 4Warranty acquisitions. The terms of the related party leases are substantially the same as those offered for comparable transactions with non-related parties. Please see the Note, "Related Party Transactions," for more information on the amount of related party lease payments made in 2013. The following table shows the Company's future minimum lease payments under operating leases with initial or remaining non-cancelable lease terms in excess of one year at:

December 31, 2013
2014	$2,034
2015	2,082
2016	2,111
2017	2,104
2018	1,667
Thereafter	5,419
Total future minimum lease payments	$15,417

The Company recognized rent expense:	For the Years Ended December 31,
	2013	2012	2011
Total rent expense	$2,449	$1,611	$1,732

Capital Lease
The Company leases equipment and software under a single capital lease expiring in 2014. The following table shows the Company's future minimum lease payments for its capital lease at:

December 31, 2013
2014	$134
Amounts representing interest	(7)
Obligations under capital lease	$127

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

16. Notes Payable

The Company's Notes Payable consisted of the following at:	At December 31,
	2013	2012
Wells Fargo Bank, N.A. credit facility, maturing August 2017	$—	$89,438
Synovus Bank, line of credit, maturing April 2017	3,273	—
Total	$3,273	$89,438

Maximum balance allowed on the Wells Fargo Bank, N.A. credit facility	$75,000	$123,750
Interest rate at the end of the respective period, Wells Fargo Bank, N.A. credit facility (1)	—%	2.76%

Maximum balance allowed on the Synovus Bank, line of credit	$15,000	$—
Interest rate at the end of the respective period, Synovus Bank, line of credit	3.24%	—%
(1) - At December 31, 2013 the Company had no borrowings outstanding under the Revolving Facility, thus no interest rate can be defined.

Aggregate maturities for the Company's notes payable at December 31, 2013, by year, are as follows:	Maturities
2014	$3,273
Total maturities	$3,273

$75.0 million Secured Credit Agreement - Wells Fargo Bank, N.A.
At December 31, 2013, the Company had a secured credit agreement (the "Credit Agreement"), entered into on August 2, 2012, with a syndicate of lenders, among them Wells Fargo Bank, N.A., who also serves as administrative agent ("Wells Fargo" or the "Administrative Agent"). The Credit Agreement has a five year term, with an initial capacity of $125.0 million comprised of a $50.0 million term loan facility (the "Term Loan Facility"), and a $75.0 million revolving credit facility (the "Revolving Facility" and collectively with the Term Loan Facility, the "Facilities") with a sub-limit of $10.0 million for swingline loans and $10.0 million for letters of credit. As required by the terms of the Credit Agreement, the Company used the proceeds from the Disposition to pay off the balances of both the Term Loan Facility and the Revolving Facility. Accordingly, the Term Loan Facility is no longer available for future borrowings, while the Revolving Facility remains available. Subject to earlier termination, the Credit Agreement terminates on August 2, 2017. The Credit Agreement includes a provision pursuant to which, from time to time, the Company may request that the lenders in their discretion increase the maximum amount of commitments under the Facilities by an amount not to exceed $50.0 million.

At the Company's election, borrowings under the Revolving Facility will bear interest either at the base rate plus an applicable interest margin or the adjusted LIBO rate plus an applicable interest margin; provided, however, that all swingline loans will be base rate loans. The base rate is a fluctuating interest rate equal to the highest of: (i) Wells Fargo's publicly announced prime lending rate; (ii) the federal funds rate plus 0.50%; and (iii) the adjusted LIBO rate, determined on a daily basis for an interest period of one month, plus 1.0%. The adjusted LIBO rate is the rate per annum obtained by dividing (i) the London interbank offered rate ("LIBOR") for such interest period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage (as defined in the Credit Agreement). The interest margin over the adjusted LIBO rate, initially set at 2.75%, may increase (to a maximum amount of 3.0%) or decrease (to a minimum amount of 2.0%) based on changes in the Company's leverage ratio. The interest margin over the base rate, initially set at 1.75%, may increase (to a maximum amount of 2.0%) or decrease (to a minimum amount of 1.0%) based on changes in the Company's leverage ratio.

In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the Credit Agreement, the Company is required to pay a commitment fee, initially equal to 0.40% per annum of the unused amount of the Revolving Facility. The percentage rate of such fee may increase (to a maximum amount of 0.45%) or decrease (to a minimum amount of 0.25%) based on changes in the Borrowers' leverage ratio. The amount of outstanding swingline loans is not considered usage of the Revolving Facility for the purpose of calculating the commitment fee. The Company is also required to pay letter of credit participation fees on the undrawn amount of all outstanding letters of credit. The Company paid fees of approximately $1.7 million to Wells Fargo in connection with the execution of the Credit Agreement, which have been capitalized and are being amortized using a straight line method over the life of the Credit Agreement.

The Company, at its option, may prepay any borrowing, in whole or in part, at any time and from time to time without premium or penalty. However, after the end of the Company's fiscal year (commencing with the fiscal year ending December 31, 2015), the Company is required to make mandatory principal prepayments of loans under the Facilities in an amount determined under the Credit Agreement based upon a percentage of the Company's Excess Cash Flow (as defined in the Credit Agreement) minus certain offset amounts relating to permitted acquisitions. In addition, the Company is required to make principal payments upon the occurrence of certain events, including upon certain dispositions of the Company's assets.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The Credit Agreement contains certain customary representations, warranties and covenants applicable to the Company for the benefit of the Administrative Agent and the lenders. The Company may not assign, sell, transfer or dispose of any collateral or effect certain changes to the Company's capital structure and the capital structure of its subsidiaries without the Administrative Agent's prior consent. The Company's obligations under the Facilities may be accelerated or the commitments terminated upon the occurrence of an event of default under the Credit Agreement, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, cross defaults to other material indebtedness, defaults arising in connection with changes in control and other customary events of default. The Credit Agreement also contains financial covenants, which the Company must maintain. See the section below, "Financial Covenants" for a presentation of the Company's more significant covenants associated with the Credit Agreement.

$85.0 million Revolving Credit Facility - SunTrust Bank, N.A.
During 2012 and 2011, the Company had an $85.0 million revolving credit facility with SunTrust Bank, N.A., (the "Facility"). The Facility had an original maturity of June 2013. The Facility bore interest at a variable rate determined based upon the higher of (i) the prime rate, (ii) the federal funds rate plus 0.50% or (iii) LIBOR plus 1%, plus a margin tied to the Company's leverage ratio. The Company could select at its discretion to convert the interest rate for all or a portion of the outstanding balance for a period of up to six months to a fixed EURO Dollar Funding rate which is equal to the adjusted LIBOR rate for the elected interest period in effect at the time of election, plus a margin tied to the Company's leverage ratio.

Termination of the $85.0 million Facility
On August 2, 2012, the Company terminated the Facility and entered into the Credit Agreement. In connection with the termination of the Facility, the Company recorded a charge of $0.7 million to interest expense for the year ending December 31, 2012, for previously capitalized transaction costs associated with the Facility.

Financial Covenants - Secured Credit Agreement - Wells Fargo Bank, N.A.
At December 31, 2013 and December 31, 2012, respectively, the Company was required to comply with various financial covenants set forth in the Credit Agreement. The following describes the Credit Agreement's more significant financial covenants in effect at December 31, 2013 and the calculations used to arrive at each ratio (capitalized terms used but not defined in this paragraph are defined in the Credit Agreement or as otherwise provided below):

Total Leverage Ratio - the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") for the Measurement Period ending on or immediately prior to such date.

Fixed Charge Coverage Ratio - the ratio of (a) Consolidated Adjusted EBITDA less the actual amount paid by the Borrowers and their Subsidiaries in cash on account of Capital Expenditures less cash taxes paid by the Borrowers and their Subsidiaries to (b) Consolidated Fixed Charges, in each case for the Measurement Period ending on or immediately prior to such date.

Reinsurance Ratio - the ratio (expressed as a percentage) of (a) the aggregate amounts recoverable by the Borrowers and its Subsidiaries from reinsurers divided by (b) the sum of (i) policy and claim liabilities plus (ii) unearned premiums, in each case of the Borrowers and their Subsidiaries determined in accordance with U.S. GAAP.

Risk-Based Capital ("RBC") Ratio - the ratio (expressed as a percentage) of NAIC RBC (as defined in the NAIC standards) for any Regulated Insurance Company on an individual basis, calculated at the end of any Fiscal Year, to the "authorized control level" (as defined in the NAIC standards).

The following is a summary of the Credit Agreement's more significant financial covenants:		Actual At
Covenant	Covenant Requirement	December 31, 2013	December 31, 2012
Total leverage ratio (1)	not more than 3.25	0.70	3.10
Fixed charge coverage ratio	not less than 2.00	3.01	2.33
Reinsurance ratio	not less than 50%	68.0%	69.0%
RBC Ratios:
RBC Ratio - Bankers Life of Louisiana	not less than 250%	435.0%	469.0%
RBC Ratio - Southern Financial Life Insurance Company	not less than 250%	2,096.0%	2,155.0%
RBC Ratio - Insurance Company of the South	not less than 250%	366.0%	378.0%
RBC Ratio - Lyndon Southern Insurance Company	not less than 250%	305.0%	255.0%
RBC Ratio - Life of the South Insurance Company	not less than 250%	430.0%	386.0%
RBC Ratio - Response Indemnity Company of California	not less than 250%	39,754.0%	—%
(1) - The total leverage ratio in effect at December 31, 2012 was "not more than 3.50".

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

$15.0 million Revolving Line of Credit - Synovus Bank
At December 31, 2013, the Company's subsidiary, South Bay had a $15.0 million revolving line of credit agreement (the "Line of Credit") with Synovus Bank, entered into in October 2013, with a maturity date of April 2017. The Line of Credit bears interest at a rate of 300 basis points plus the 90-day LIBOR. The Line of Credit is used by South Bay for its premium financing product. The Line of Credit allows South Bay to finance up to 90% of the eligible receivables less an applicable reserve of $500,000. At December 31, 2013, the balance of premium financing receivables included in notes receivable, net on the Consolidated Balance Sheet, totaled $5.4 million. The Company paid fees of approximately $0.2 million to Synovus Bank in connection with the execution of the Line of Credit, which have been capitalized and are being amortized using a straight-line method over the term of the Line of Credit.

17. Derivative Financial Instruments - Interest Rate Swap

The Company has an interest rate swap (the "Swap") with Wells Fargo Bank, N.A., pursuant to which the Company swapped the floating rate portion of its outstanding preferred trust securities to a fixed rate. The Swap, which is designated as a cash flow hedge, commenced in June 2012 and expires in June 2017. The following table summarizes the fair value (including accrued interest) and the related outstanding notional amount of the Company's single derivative instrument and indicates where within the Consolidated Balance Sheets each amount is reported:

	Balance Sheet Location	At December 31,
		2013	2012
Derivatives designated as cash flow hedging instruments:
Interest rate swap - notional value		$35,000	$35,000
Fair value of the Swap	Accrued expenses, accounts payable and other liabilities	2,930	4,338
Unrealized loss, net of tax, on the fair value of the Swap	AOCI	1,904	2,820
Variable rate of the interest rate swap		0.24%	0.31%
Fixed rate of the interest rate swap		3.47%	3.47%

The following table summarizes the pretax impact of the Swap on the Consolidated Financial Statements for the following periods:

	For the Years Ended December 31,
	2013	2012	2011
Gain (loss) recognized in AOCI on the derivative-effective portion	$277	$(1,007)	$(3,601)

Loss reclassified from AOCI into income-effective portion	$1,132	$270	$—

Gain (loss) recognized in income on the derivative-ineffective portion	$—	$—	$—

The table below shows the estimated amount to be reclassified to earnings from AOCI during the next 12 months. These net losses reclassified into earnings are expected to primarily increase net interest expense related to the respective hedged item.

At
December 31, 2013
Estimated loss to be reclassified to earnings from AOCI during the next 12 months	$1,122

18. Stock-Based Compensation

At December 31, 2013, the Company had outstanding time-based stock options under its 2005 Plan and outstanding time-based and performance-based stock options and restricted stock awards under its 2010 Plan. The 2005 Plan permits awards of (i) Incentive Stock Options, (ii) Non-qualified Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock and (v) Restricted Stock Units. The 2010 Plan permits awards of (i) Incentive Stock Options, (ii) Non-qualified Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock, (v) Other Stock-Based Awards and (vi) Performance-Based Compensation Awards.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table details the 2005 Plan and the 2010 Plan at December 31, 2013:

	2005 Plan	2010 Plan
Date the plan was established	October 18, 2005	December 13, 2010
Share permitted to be issued under the plan	1,312,500	4,000,000
Maximum contractual term of grants under the plan (in years)	10.0	10.0
Time-based stock options outstanding under the plan	1,545,462	384,945
Performance-based stock options outstanding under the plan	—	289,306
Time-based restricted stock awards under the plan	—	139,680
Performance-based restricted stock awards outstanding under the plan	—	130,629

Stock Options
The Company granted 60,000 time-based stock options to employees during the year ended December 31, 2013, which vest in equal portions on each of the four anniversaries of the grant date. During the year ended December 31, 2013, the Company granted 228,981 performance-based stock options under the Company's Long-Term Incentive Plan ("LTIP"). The performance-based awards will vest, if at all, should the Company achieve three-year performance goals on or before December 31, 2015 for (i) net revenue (Compound Annual Growth Rate), (ii) earnings growth (Net Income) and (iii) profitable growth (Return on Average Equity). The performance metrics are equally weighted such that achievement of any one target results in vesting of one-third of the total equity award. If any of the target(s) are not attained by December 31, 2015, the one-third portion(s) of the award associated with the unattained target(s) will be canceled. The Company's time-based and performance-based stock option activity for the following periods is presented below:

	Time-Based				Performance-Based
	Options Outstanding	Weighted Average Exercise Price (in dollars per share)	Options Exercisable	Weighted Average Exercise Price (in dollars per share)	Options Outstanding (1)	Weighted Average Exercise Price (in dollars per share)	Options Exercisable	Weighted Average Exercise Price (in dollars per share)
Balance, January 1, 2012	1,893,731	$4.15	1,607,307	$3.41	—	$—	—	$—
Granted	125,000	7.97	—	—	185,000	8.00	—	—
Vested	—	—	85,233	8.50	—	—	—	—
Exercised	(2,500)	7.84	(2,500)	7.84	—	—	—	—
Canceled/forfeited	—	—	—	—	—	—	—	—
Balance, December 31, 2012	2,016,231	$4.38	1,690,040	$3.66	185,000	$8.00	—	$—
Granted	60,000	7.62	—	—	228,981	8.89	—	—
Vested	—	—	122,461	8.50	—	—	—	—
Exercised	(6,250)	7.84	(6,250)	7.84	—	—	—	—
Canceled/forfeited	(139,574)	7.91	—	—	(124,675)	8.57	—	—
Balance, December 31, 2013	1,930,407	$4.22	1,806,251	$3.98	289,306	$8.46	—	$—

Weighted average remaining contractual term at December 31, 2013 (in years)	3.8		3.5		8.8		0
(1) The performance-based stock options granted during the year ended December 31, 2012 will begin to vest equally over three years upon the Company's compensation committee determining that the Company has attained an Adjusted EBITDA of $46.0 million.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the Company's outstanding and exercisable time-based and performance-based stock options by exercise price at December 31, 2013:

	Options Outstanding			Options Exercisable
Exercise Price	Option Shares Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price (in dollars per share)	Option Shares Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price (in dollars per share)
$3.03	787,500	1.88	$3.03	787,500	1.88	$3.03
3.25	757,963	3.82	3.25	757,963	3.82	3.25
7.62	60,000	9.67	7.62	—	—	—
7.84	195,000	7.50	7.84	135,844	7.50	7.84
7.93	5,000	8.75	7.93	—	—	—
7.97	36,676	8.67	7.97	36,676	8.67	7.97
8.00	140,000	8.50	8.00	—	—	—
8.89	149,306	9.00	8.89	—	—	—
11.00	88,268	6.96	11.00	88,268	6.96	11.00
Totals	2,219,713	4.47	$4.77	1,806,251	3.50	$3.98

Information on time-based and performance-based stock options, vested and expected to vest, is as follows:
	At
	December 31, 2013
	Time-Based	Performance-Based
Number of shares vested and expected to vest	1,922,398	133,001
Weighted average remaining contractual life (in years)	3.8	8.5
Weighted average exercise price per option (in dollars)	$4.20	$8.00
Intrinsic value (in thousands)	$8,060	$36

Additional information on time-based and performance-based options granted, vested and exercised is presented below:

	For the Years Ended December 31,
	2013	2012	2011
Weighted-average grant date fair value of stock options granted (in dollars)	$2.99	$2.80	$2.92
Total stock options granted (in shares)	288,981	310,000	280,000
Total fair value of stock options vested during the year	$366	$268	$268
Total intrinsic value of stock options exercised (1)	$1	$—	$2,920
Cash received from stock option exercises	$49	$20	$607
Tax benefits realized from exercised stock options	$—	$—	$45
Cash used to settle equity instruments granted under stock-based compensation awards	$—	$—	$—
New shares issued upon the exercise of stock options	6,250	2,500	322,061
Outstanding stock options issued outside of existing plans (in shares)	272,338	272,338	272,338
(1) Calculated as the difference between the market value at the exercise date and the exercise price of the shares.

The weighted average assumptions used to estimate the fair values of all stock options granted is as follows:

	For the Years Ended December 31,
	2013	2012	2011
Expected term (years)	6.3	6.2	6.1
Expected volatility	34.14%	34.34%	33.95%
Expected dividends	—%	—%	—%
Risk-free rate	1.22%	0.91%	2.22%

Restricted Stock Awards
The Company granted 6,016 time-based restricted stock awards to employees during the year ended December 31, 2013, which vest in equal portions on each of the four anniversaries of the grant date. During the year ended December 31, 2013, the Company granted 76,326 performance-based restricted stock awards to employees under the LTIP. The performance-based restricted stock awards will vest based on the same criteria as the performance based stock options described in the above section titled, "Stock Options." In addition, during the year ended December 31, 2013, the Company granted 75,000 time-based restricted stock awards, equally distributed to five

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

of its Directors, which vest in equal portions on each of the three anniversaries of the grant date. The Company's time-based and performance-based restricted stock award activity for the following periods is presented below:

	Time-Based		Performance-Based
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Shares outstanding at January 1, 2012	33,000	$10.69	80,861	$11.00
Grants	88,000	7.48	—	—
Vests	(18,000)	10.43	—	—
Forfeitures	—	—	—	—
Shares outstanding at December 31, 2012	103,000	8.00	80,861	11.00
Grants	81,016	9.39	76,326	8.89
Vests	(44,336)	8.67	—	—
Forfeitures	—	—	(26,558)	8.89
Shares outstanding at December 31, 2013	139,680	$8.59	130,629	$10.20

Stock-based Compensation Expense
Total time-based and performance-based stock-based compensation expense and the related income tax (benefit) recognized on the Consolidated Statements of Income is as follows:

	For the Years Ended December 31,
	2013	2012	2011
Personnel costs	$722	$661	$593
Other operating expenses	506	293	154
Income tax benefit	(470)	(365)	(286)
Net stock-based compensation expense	$758	$589	$461

Additional information on total non-vested stock-based compensation is as follows:	At December 31, 2013
	Stock Options	Restricted Stock Awards
Unrecognized compensation cost related to non-vested awards	$431	$986
Weighted-average recognition period (in years)	2.4	4.7

For the year ended December 31, 2013, the Company did not recognize expense on 149,306 performance-based stock options and 49,768 performance-based restricted stock awards because the attainment of the performance metrics associated with these awards was not probable based on current projections.

Employee Stock Purchase Plan
The Company has an Employee Stock Purchase Plan ("ESPP"), which allows the Company to issue up to 1,000,000 shares of common stock to all eligible employees, including the Company's named executive officers, under the same offering and eligibility terms. The ESPP qualifies under Section 423 of the Internal Revenue Code and allows eligible employees to contribute, at their discretion, up to 10% of their payroll, up to $25,000 per year, to purchase up to a maximum of 3,500 shares of the Company's common stock per offering period. The purchase price of Fortegra's common stock is equal to 85% of the lesser of the fair market value of the closing stock price of Fortegra's common stock on either the first day of the offering period or the last day of the offering period. Each offering period has a duration of six months and begins on January 1st and July 1st of each year.

Information related to the Company's ESPP is as follows:	For the Years Ended December 31,
	2013	2012	2011 (1)
Common stock issued under the ESPP (in shares)	61,336	53,511	10,167
Weighted-average purchase price per share by participant in the ESPP	$5.83	$6.18	$5.68
Total cash proceeds received from the issuance of common shares under the ESPP	$357	$330	$58
ESPP compensation costs recognized	$101	$90	$15
(1) The Company's ESPP began open enrollment in July 2011.

19. Share Repurchase Plan

Fortegra has an active share repurchase plan, which allows the Company to purchase up to $15.0 million in total of the Company's common stock to be purchased from time to time through open market or private transactions. The Board of Directors approved a $10.0

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

million share repurchase plan in November 2011 and in August 2013 increased the size of the plan by $5.0 million. At December 31, 2013, the Company had $7.2 million still available for repurchase under the plan. The share repurchase plan has no expiration date and provides for shares to be repurchased for general corporate purposes, which may include serving as a resource for funding potential acquisitions and employee benefit plans. The timing, price and quantity of purchases are at the discretion of Fortegra. The plan may be discontinued or suspended at any time and has no expiration date. None of the shares repurchased during the years ended December 31, 2013 and 2012, respectively, have been retired. The following table shows the shares repurchased during the following periods:

	For the Years Ended December 31,
	2013	2012
Shares repurchased during the period	200,000	508,080
Total cost of shares repurchased during the period	$1,357	$3,923
Average price paid per share for shares purchased during the period	$6.79	$7.72

20. 401(k) Profit Sharing Plan

The Company has a 401(k) plan (the "401(k) Plan") available to employees meeting certain eligibility requirements. The 401(k) Plan allows employees to contribute, at their discretion, a percentage of their pre-tax annual compensation and allows employees to select from various investment options based on their individual investment goals and risk tolerances. Under the 401(k) Plan, the Company will match 100% of each dollar of the employee contribution up to the maximum of 5% of the employee's annual compensation. The contributions of the 401(k) Plan are invested at the election of the employee in one or more investment options by a third party plan administrator. In August 2010, the Company suspended the matching contribution and therefore has not recorded a matching contribution expense for the years ending December 31, 2013, 2012 and 2011.

21. Deferred Compensation Plan

The Company has a nonqualified deferred compensation plan for certain officers. Provision has been made for the compensation which is payable upon their retirement or death. The deferred compensation is to be paid to the individual or their beneficiaries over a period of ten years commencing with the first year following retirement or death. As of December 31, 2013, there were no further payments required under the plan.

The Company also has deferred bonus agreements with several key executives whereby funds are contributed to "rabbi" trusts held for the benefit of the executives. The funds held in the rabbi trusts are included in cash and cash equivalents and the corresponding deferred compensation obligation is included in the line item, "Accrued expenses, accounts payable and other liabilities," on the Consolidated Balance Sheets. Pursuant to U.S. GAAP, the portion of the rabbi trusts invested in shares of the Company has been reflected in the treasury stock balance on the Consolidated Balance Sheets at December 31, 2013 and 2012.

22. Income Taxes

The provision for income taxes for both continuing and discontinued operations consisted of the following:

	For the Years Ended December 31,
	2013	2012	2011
Income taxes - continuing operations	$5,660	$6,716	$5,947
Income taxes - discontinued operations	8,343	1,579	1,193
Income taxes	$14,003	$8,295	$7,140

The provision for income taxes from continuing operations consisted of the following:	For the Years Ended December 31,
	2013	2012	2011
Current	$7,978	$4,272	$4,797
Deferred	(2,318)	2,444	1,150
Income taxes - continuing operations	$5,660	$6,716	$5,947

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table shows a reconciliation of income taxes from continuing operations calculated at the federal statutory rate of 35% and the income tax expense attributable to continuing operations for the following periods:

	For the Years Ended December 31,
	2013		2012		2011
	Amount	Percent of Pre-tax Income	Amount	Percent of Pre-tax Income	Amount	Percent of Pre-tax Income
Income taxes at federal income tax rate	$6,113	35.00%	$6,887	35.00%	$6,129	35.00%
Effect of:
Small life deduction	(516)	(2.95)	(444)	(2.26)	(375)	(2.14)
Non-deductible expenses	91	0.52	33	0.17	233	1.33
Non-deductible preferred dividends	—	—	—	—	105	0.60
Tax exempt interest	(136)	(0.78)	(123)	(0.63)	(120)	(0.69)
State taxes	414	2.37	324	1.65	219	1.25
Prior year tax true up	247	1.41	98	0.50	(506)	(2.89)
Non-controlling interest	(516)	(2.95)	—	—	—	—
Other, net	(37)	(0.21)	(59)	(0.30)	262	1.50
Income taxes - continuing operations	$5,660	32.41%	$6,716	34.13%	$5,947	33.96%

The components of the Company's deferred income taxes are as follows:

	At December 31,
	2013	2012
Gross deferred tax assets
Unearned premiums	$5,052	$4,852
Deferred revenue	8,080	7,960
Net operating loss carryforward	245	516
Unrealized losses on investments	796	—
Other basis differences in investments	109	—
Unrealized loss on interest rate swap	1,341	1,636
Research credit	—	671
Unpaid claims	115	146
Deferred compensation	977	483
Bad debt allowance	60	238
Other deferred assets	122	108
Total gross deferred tax assets	16,897	16,610
Gross deferred tax liabilities
Deferred acquisition costs	20,228	20,250
Other intangible assets	7,769	14,165
Advanced commissions	4,524	4,204
Depreciation on property and equipment	4,035	5,250
Unrealized gains on investments	—	1,290
Other basis differences in investments	—	65
Other deferred tax liabilities	—	37
Total gross deferred tax liabilities	36,556	45,261
Deferred income taxes, net	$19,659	$28,651

At December 31, 2013, the Company had a net operating loss carry forward of $0.6 million, which is subject to certain limitations under IRC Section 382 and will begin to expire in 2025. The Company expects to fully utilize the net operating loss carryforward.

At December 31, 2012, the Company had research and experimentation (research) tax credit carry forwards for federal and state income tax purposes in the amount of $0.5 million and $0.2 million, respectively that were subject to certain limitations under IRC Section 382 and were to begin to expire in 2019. As part of the valuation determinations of the subsidiary in which the research credit was generated, the Company recorded a $0.2 million liability against the research credit carryforward deferred tax asset. At December 31, 2013, the research credits were no longer available to the Company since they were generated by eReinsure, which was sold on December 31, 2013.

The Company has reviewed its uncertain tax positions and management has concluded that there are no additional amounts required to be recorded.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

In 2012, the Company was under examination by the Internal Revenue Service ("IRS") for the 2010 and 2009 tax years. In February 2013, the IRS completed its field audit for those tax years and presented its findings.  The Company has agreed to those findings and paid $57.0 thousand, which was expensed in the first quarter of 2013.

The Company's income tax returns are subject to review and examination by federal and state taxing authorities. The Company is currently open to audit under the applicable statutes of limitations by the IRS for the tax years 2011 through 2013. The years open to examination by state taxing authorities vary by jurisdiction. There are no extensions of the statute of limitations to assess income taxes currently in effect.

23. Fair Value of Financial Instruments

The carrying and fair values of financial instruments are as follows:	At
	December 31, 2013		December 31, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$21,681	$21,681	$15,209	$15,209
Restricted cash	17,293	17,293	31,142	31,142
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	51,435	51,435	23,178	23,178
Municipal securities	24,547	24,547	17,041	17,041
Corporate securities	55,360	55,360	70,008	70,008
Mortgage-backed securities	—	—	289	289
Obligations of foreign governments	409	409	—	—
Asset-backed securities	—	—	125	125
Equity securities:
Common stock - publicly traded	47	47	42	42
Preferred stock - publicly traded	5,087	5,087	5,107	5,107
Common stock - non-publicly traded	51	51	58	58
Preferred stock - non-publicly traded	1,013	1,013	1,013	1,013
Notes receivable	11,920	11,920	11,290	11,290
Accounts and premiums receivable, net	18,702	18,702	27,302	27,302
Other receivables	33,409	33,409	13,393	13,393
Short-term investments	871	871	1,222	1,222
Total financial assets	$241,825	$241,825	$216,419	$216,419

Financial liabilities:
Notes payable	$3,273	$3,273	$89,438	$89,438
Preferred trust securities	35,000	35,000	35,000	35,000
Interest rate swap	2,930	2,930	4,338	4,338
Total financial liabilities	$41,203	$41,203	$128,776	$128,776

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The Company's financial assets and liabilities accounted for at fair value by level within the fair value hierarchy are as follows:

	At December 31, 2013
		Fair Value Measurements Using:
		Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets:
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	$51,435	$—	$51,435	$—
Municipal securities	24,547	—	24,547	—
Corporate securities	55,360	—	55,360	—
Obligations of foreign governments	409	—	409	—
Equity securities:
Common stock - publicly traded	47	47	—	—
Preferred stock - publicly traded	5,087	5,087	—	—
Common stock - non-publicly traded	51	—	—	51
Preferred stock - non-publicly traded	1,013	—	—	1,013
Short-term investments	871	871	—	—
Total assets	$138,820	$6,005	$131,751	$1,064

Financial Liabilities:
Interest rate swap	$2,930	$—	$2,930	$—

	At December 31, 2012
		Fair Value Measurements Using:
		Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets:
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	$23,178	$—	$23,178	$—
Municipal securities	17,041	—	17,041	—
Corporate securities	70,008	—	69,956	52
Mortgage-backed securities	289	—	289	—
Asset-backed securities	125	—	125	—
Equity securities:
Common stock - publicly traded	42	42		—
Preferred stock - publicly traded	5,107	5,107	—	—
Common stock - non-publicly traded	58	—	—	58
Preferred stock - non-publicly traded	1,013	—	—	1,013
Short-term investments	1,222	1,222	—	—
Total Assets	$118,083	$6,371	$110,589	$1,123

Financial Liabilities:
Interest rate swap	$4,338	$—	$4,338	$—

There were no transfers between Level 1 and Level 2 for the year ended December 31, 2013. For the year ended December 31, 2013, one corporate security was transferred from Level 3 to Level 2. This transfer occurred due to the availability of Level 2 pricing for the equity security, which was unavailable in prior periods. The Company's use of Level 3 unobservable inputs included six individual securities that accounted for 0.8% of total investments at December 31, 2013. The Company utilized an independent third party pricing service to value four of the Level 3 securities. The values of two equity securities in Level 3, which are non-publicly traded preferred stocks, were calculated by the Company. One of the equity securities, with a value of $1.0 million was valued by taking into account the strength of the issuer's parent company guaranteeing the dividend of the issuer. While one of the Level 3 equity securities, with a value of $13.0 thousand, was valued by estimating the total value of the Class-A shares outstanding by the issuer and a review of the

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

company's audited financial statements. At December 31, 2012, the Company had seven individual securities valued under Level 3 that accounted for 1.0% of total investments.

The following table summarizes the changes in Level 3 assets measured at fair value:	For the Years Ended December 31,
	2013	2012
Beginning balance, January 1,	$1,123	$1,204
Total investment gains or losses (realized/unrealized):
Included in net income	—	—
Included in other comprehensive (loss)	(32)	(31)
Sales	—	(47)
Transfers (out of) Level 3	(27)	(3)
Ending balance, December 31,	$1,064	$1,123

24. Statutory Reporting and Insurance Company Subsidiaries Dividend Restrictions

The Company's insurance company subsidiaries may pay dividends to the Company, subject to statutory restrictions. Payments in excess of statutory restrictions (extraordinary dividends) to the Company are permitted only with prior approval of the insurance department of the applicable state of domicile. All dividends from subsidiaries were eliminated in the Consolidated Financial Statements. The following table sets forth the dividends paid to the Company by its insurance company subsidiaries for the following periods:

	For the Years Ended December 31,
	2013	2012
Ordinary dividends	$2,383	$2,783
Extraordinary dividends	—	—
Total dividends	$2,383	$2,783

The following table details the combined statutory capital and surplus of the Company's insurance company subsidiaries, the required minimum statutory capital and surplus, as required by the laws of the states in which they are domiciled and the combined amount available for ordinary dividends of the Company's insurance company subsidiaries for the following periods:

	At December 31,
	2013	2012
Combined statutory capital and surplus of the Company's insurance company subsidiaries	$69,269	$53,885

Required minimum statutory capital and surplus	$17,200	$15,300

Amount available for ordinary dividends of the Company's insurance company subsidiaries	$3,989	$4,500

For the year ended December 31, 2013, the maximum amount of dividends that our regulated insurance company subsidiaries could pay under applicable laws and regulations without regulatory approval was $4.0 million. The Company may seek regulatory approval to pay dividends in excess of this permitted amount, but there can be no assurance that the Company would receive regulatory approval if sought.

Under the NAIC's Risk-Based Capital Act of 1995, a company's Risk-Based Capital ("RBC") is calculated by applying certain risk factors to various asset, claim and reserve items. If a company's adjusted surplus falls below calculated RBC thresholds, regulatory intervention or oversight is required. The Company's insurance company subsidiaries' RBC levels, as calculated in accordance with the NAIC's RBC instructions, exceeded all RBC thresholds as of December 31, 2013 and 2012, respectively.

The amount of ordinary dividends available from the Company's two insurance company subsidiaries domiciled in the state of Georgia, Life of the South Insurance Company and The Insurance Company of the South, was impacted in the third quarter of 2013 by a change in Georgia's Insurance Regulations.  Previously, the maximum amount of ordinary dividends payable in any one year by an insurer domiciled in Georgia was defined as the greater of a) 10 percent of the insurer's surplus with regards to policyholders as of December 31 of the preceding year, or b) the net gain from operations of the insurer (for life companies) or the net income not including realized capital gains (for non-life companies) for the 12 month period ending December 31 of the preceding year.  Now, the maximum ordinary dividend is defined as the lesser of these two measures.  This regulation change reduced the amount of ordinary dividends available from these insurance company subsidiaries at December 31, 2013 by $2.2 million.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

25. Commitments and Contingencies

Commitments
The Company may, from time to time and in the ordinary course of normal business, enter into certain contractual obligations or commitments.

As part of the 2012 acquisition of ProtectCELL, the Company has a conditional commitment to provide up to $10.2 million of additional capital ("Additional Fortegra Capital Contributions") to ProtectCELL if the board of directors of ProtectCELL (the "PC Board") determines that ProtectCELL requires additional funds to support expansion and growth, or other appropriate business needs.

The Company is obligated to evaluate any such funding request received from the PC Board in good faith to determine whether in the Company's reasonable business judgment the requested capital should be contributed. Fortegra is not required to honor the funding request from the PC Board if it in good faith deems the request to be imprudent or unjustified.

The benefits of such additional funding would inure to the Company and to the non-controlling ownership interest of ProtectCELL, in proportion to their respective ownership interests. However, in return for each $1,000 of Additional Fortegra Capital Contributions, the Fortegra Members shall receive one Series A Preferred Unit. Any unreturned Series A Preferred contribution is deducted from ProtectCELL's valuation in determining the option price.

Contingencies
The Company is a party to claims and litigation in the normal course of its operations. Management believes that the ultimate outcome of these matters in existence at December 31, 2013 are reserved against, covered by insurance or would not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

The Company is currently a defendant in Mullins v. Southern Financial Life Insurance Co., which was filed on February 2, 2006, in the Pike Circuit Court, in the Commonwealth of Kentucky.  A class was certified on June 25, 2010.  At issue is the duration or term of coverage under certain policies.  The action alleges violations of the Consumer Protection Act and certain insurance statutes, as well as common law fraud.  The action seeks compensatory and punitive damages, attorney fees and interest.  The parties are currently involved in the merits discovery phase and discovery disputes have arisen.  Plaintiffs filed a Motion for Sanctions on April 5, 2012 in connection with the Company's efforts to locate and gather certificates and other documents from the Company's agents.  While the court did not award sanctions, it did order the Company to subpoena certain records from its agents.  In an effort to prevent the trial court from enforcing the order, the Company filed a Writ of Prohibition, which the Kentucky Court of Appeals denied on August 31, 2012.  In response, the Company filed a motion for discretionary review of the Writ of Prohibition. The Company also filed a direct appeal of the same order, on the grounds that the order could be construed as a finding of contempt on the part of the Company. The Court of Appeals dismissed the direct appeal on September 13, 2013, which prompted the Company to file a motion for discretionary review of the direct appeal. The Kentucky Supreme Court denied the Writ of Prohibition on November 21, 2013, but the direct appeal is still pending. No motions will be heard by the trial court while the direct appeal remains pending. To date, no trial date has been set.
The Company considers such litigation customary in its lines of business.  In management's opinion, based on information available at this time, the ultimate resolution of such litigation, which it is vigorously defending, should not be materially adverse to the financial position, results of operations or cash flows of the Company. It should be noted that large punitive damage awards, bearing little relation to actual damages sustained by plaintiffs, have been awarded in certain states against other companies in the credit insurance business. Loss contingencies may be taken as developments warrant, although such amounts are not reasonably estimable at this time.

26. Related Party Transactions

In conjunction with the December 31, 2012 acquisition of ProtectCELL, the Company assumed an office space lease between ProtectCELL and 39500 High Pointe, LLC ("High Pointe"). The ownership of High Pointe includes three members who were the founding members of ProtectCELL and are now employees of the Company. The Company made lease payments to High Pointe during the year ended December 31, 2013, which are reflected in the table below. The Company did not make any lease payments to High Pointe for the year ended December 31, 2012.

At December 31, 2012, ProtectCELL held a $6.1 million note receivable carrying an interest rate of 8.00% from High Pointe, which is fully secured by a mortgage on the office building owned by High Pointe (see the lease described above). For the year ending December 31, 2012, the Company did not receive payments from High Pointe on the note receivable. On March 15, 2013, ProtectCELL received $6.1 million from High Pointe, representing the full payoff of the outstanding balance of the note receivable. The Company only recorded interest income on this note receivable during the three months ended March 31, 2013.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

An executive officer of ProtectCELL owns multiple wireless retail locations, which sell ProtectCELL protection plans to wireless retail customers. For the year ended December 31, 2013, the Company recorded income from and paid commissions for this related party arrangement, which are reflected in the table below. For the year ending December 31, 2012, the Company did not record income related to this related party arrangement.

In conjunction with the December 31, 2012 acquisition of 4Warranty, the Company assumed an office space lease between 4Warranty and Source International Incorporated ("Source"), effective January 1, 2013. The ownership of Source is comprised of two individuals who have consulting relationships with the Company. The Company made lease payments to Source for the year ended December 31, 2013, which are reflected in the table below. The Company did not make any lease payments to Source for the year ended December 31, 2012.

In January 2012, the Company recorded a note receivable due from an officer of the Company relating to the 2010 acquisition of South Bay Acceptance Corporation, which has a balance of $0.1 million at December 31, 2012.

In December 2011, the Company entered into an information technology support services agreement (the "IT Agreement") with a company for which a member serving on the Company's Board of Directors also serves on the board of the company receiving the information technology support services from the Company. The IT Agreement has no set term and calls for a total of $0.3 million plus reimbursement of expenses to be received by the Company over the duration of the agreement. The Company only recorded income from the IT Agreement during the year ended December 31, 2012, which is reflected in the table below.

In December 2011, the Company entered into a marketing and referral agreement (the "Marketing Agreement") with a company in which a member serving on the Company's Board of Directors also serves on the board of the company providing the marketing services (the "Marketer"). The Marketing Agreement has a five year term and requires the Company to pay the Marketer a per account fee per month based on the number of enrolled customers the Marketer obtains for the Company. In conjunction with this Marketing Agreement, during April 2013, the Company entered into an agreement under which the Marketer began selling insurance-related products of the Company to the Marketer's customers. The Company recorded income and paid claims, associated with the sale of the Company's insurance-related products, for the year ended December 31, 2013, which are reflected in the table below.

The following table details the amounts recorded on the Company's Consolidated Statements of Income resulting from related party transactions:

	For the Years Ended December 31,
	2013	2012	2011
Income recorded by ProtectCELL for protection plans sold	$2,159	$—	$—
Income recorded for the sale of the Company's insurance-related products under the Marketing Agreement	948	—	—
Income recorded from the IT Agreement	—	218	—
Total related party income recorded by the Company	$3,107	$218	$—

Interest income recorded on the High Pointe note receivable	$21	$—	$—

Lease expense paid to High Pointe	$403	$—	$—
Lease expense paid to Source	118	—	—
Total related party lease expense	$521	$—	$—

Commissions paid by ProtectCELL for protection plans sold	$852	$—	$—

Claims paid on the Company's insurance-related products under the Marketing Agreement	$63	$—	$—

The following table details the amounts recorded on the Company's Consolidated Balance Sheets from related party transactions:
		At December 31,
		2013	2012
Accounts receivable from related parties		$113	$—

Notes receivable from related parties		$—	$6,269

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

27. Subsequent Events

Subsequent events have been measured through the date on which the Consolidated Financial Statements were filed. Management has determined that the following events merit disclosure as subsequent events:

Stock-Based Compensation Awards
In February 2014, the Company granted 30,000 time-based restricted stock awards to its Chief Executive Officer and 75,000 time-based restricted stock awards, equally distributed, to five of its Directors. The restricted stock vests equally on each of the three anniversaries of the grant date.

28. Summarized Quarterly Information (Unaudited)

	2013
	First Quarter	Second Quarter(2)	Third Quarter(2)	Fourth Quarter
Revenues	$79,254	$82,921	$88,755	$91,844
Net investment income	903	746	766	635
Net realized investment gains	7	1,280	756	—
Total revenues	80,164	84,947	90,277	92,479
Total expenses	77,633	79,934	85,939	86,894
Income from continuing operations before income taxes	2,531	5,013	4,338	5,585
Income taxes	482	1,593	1,852	1,733
Income from continuing operations before non-controlling interests	2,049	3,420	2,486	3,852
Discontinued operations - net of tax	1,262	1,207	601	9,320
Net income before non-controlling interests	3,311	4,627	3,087	13,172
Less: net income (loss) attributable to non-controlling interests	818	185	(135)	614
Net income attributable to Fortegra Financial Corporation	$2,493	$4,442	$3,222	$12,558

Earnings per share - Basic: (1)
Net income from continuing operations - net of tax	$0.06	$0.17	$0.14	$0.17
Discontinued operations - net of tax	0.07	0.06	0.03	0.48
Net income attributable to Fortegra Financial Corporation	$0.13	$0.23	$0.17	$0.65

Earnings per share - Diluted: (1)
Net income from continuing operations - net of tax	$0.06	$0.16	$0.13	$0.16
Discontinued operations - net of tax	0.06	0.06	0.03	0.46
Net income attributable to Fortegra Financial Corporation	$0.12	$0.22	$0.16	$0.62

Weighted average common shares outstanding
Basic	19,556,743	19,540,610	19,405,597	19,410,655
Diluted	20,625,041	20,523,090	20,404,508	20,388,890
(1) - Earnings per share amounts may not recalculate due to rounding.

(2) - During 2013, certain immaterial reclassifications were identified that impacted amounts for service and administrative fees in total revenues and commissions and other operating expenses in total expenses that were previously reported in the Company's Form 10-Q's for the quarters ended June 30, 2013 and September 30, 2013. These reclassification adjustments, separately and in the aggregate did not have a material impact on results previously reported for those quarterly periods and had no effect on reported net income. For the quarters ended June 30, 2013 and September 30, 2013, total revenues were decreased by $4.9 million and $3.5 million, respectively, while total expenses were reduced by the same amounts for the respective periods.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$61,619	$60,949	$67,965	$62,736
Net investment income	743	732	744	848
Net realized investment gains (losses)	(3)	13	(16)	9
Total revenues	62,359	61,694	68,693	63,593
Total expenses	58,731	56,793	62,896	58,241
Income from continuing operations before income taxes	3,628	4,901	5,797	5,352
Income taxes	1,195	1,630	2,130	1,761
Income from continuing operations before non-controlling interests	2,433	3,271	3,667	3,591
Discontinued operations - net of tax	999	688	386	202
Net income before non-controlling interests	3,432	3,959	4,053	3,793
Less: net income attributable to non-controlling interests	18	15	29	10
Net income attributable to Fortegra Financial Corporation	$3,414	$3,944	$4,024	$3,783

Earnings per share - Basic: (1)
Net income from continuing operations - net of tax	$0.12	$0.17	$0.19	$0.18
Discontinued operations - net of tax	0.05	0.03	0.02	0.01
Net income attributable to Fortegra Financial Corporation	$0.17	$0.20	$0.21	$0.19

Earnings per share - Diluted: (1)
Net income from continuing operations - net of tax	$0.11	$0.16	$0.18	$0.17
Discontinued operations - net of tax	0.05	0.03	0.02	0.01
Net income attributable to Fortegra Financial Corporation	$0.16	$0.19	$0.20	$0.18

Weighted average common shares outstanding
Basic	19,904,819	19,705,276	19,531,694	19,507,733
Diluted	20,739,196	20,632,233	20,463,238	20,507,329
(1) - Earnings per share amounts may not recalculate due to rounding.